UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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QUESTAR CORPORATION

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PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

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QUESTAR CORPORATION

180 East 100 South

Salt Lake City, Utah 84111

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on May 18, 2010

The Annual Meeting of Shareholders of Questar Corporation, a Utah corporation (the “Company”), will be held at 1140 West 200 South, Salt Lake City, Utah, on Tuesday, May 18, 2010, at 8:00 a.m. local time. The purpose of the meeting is to:

1.	Elect six directors to serve one-year terms;

2.	Ratify the selection of Ernst & Young LLP as the Company’s independent auditor;

3.	Approve an amendment to the Articles of Incorporation of the Company to require that, in an uncontested election, directors must receive a majority of votes cast in order to be elected;

4.	Approve the Amended and Restated Long-term Stock Incentive Plan;

5.	Approve performance metrics and amendments to the Annual Management Incentive Plan II;

6.	Vote on a shareholder proposal to hold an advisory vote on executive compensation; and

7.	Act on any other matters that may properly come before the meeting.

Only holders of common stock at the close of business on March 9, 2010, the record date, may vote at the Annual Meeting or any adjournment or postponement thereof. You may revoke your proxy at any time before it is voted. If you have shares registered in the name of a brokerage firm or trustee and plan to attend the meeting, please obtain a letter, account statement, or other evidence of your beneficial ownership of shares to facilitate your admittance to the meeting. This proxy statement is being provided to shareholders on or about April 7, 2010.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, please vote as soon as possible. You may vote over the Internet, as well as by telephone or by mailing a proxy card. Voting via the Internet, by phone or by written proxy will ensure your representation at the Annual Meeting if you do not attend in person. Please review the instructions you received regarding each of these voting options. Voting over the Internet or by telephone is fast and convenient, and your vote is immediately tabulated. By using the Internet or telephone, you help reduce the Company’s cost of postage and proxy tabulations.

By Order of the Board of Directors

Abigail L. Jones
Corporate Secretary

Salt Lake City, Utah

April 7, 2010

QUESTAR CORPORATION

PROXY STATEMENT

The Board of Directors (the Board of Directors or the Board) of Questar Corporation (the Company) is soliciting proxies from its shareholders for the Annual Meeting on Tuesday, May 18, 2010, or any postponement or adjournment thereof (the Annual Meeting). This proxy statement contains information related to the Annual Meeting. At the Annual Meeting, holders of common stock will elect six directors of the Company for one-year terms that expire in 2011. Shareholders will also vote on whether to ratify Ernst & Young LLP as the Company’s independent auditor and whether to approve a proposed amendment to the Company’s Restated Articles of Incorporation, as amended (the Articles of Incorporation) to provide for majority voting in uncontested elections of directors. Finally, shareholders will vote on whether to approve the Long-term Stock Incentive Plan, whether to approve performance metrics and amendments to the Company’s Annual Management Incentive Plan II (AMIP II) and on a shareholder proposal. Information concerning the Annual Meeting, and solicitation of proxies for it, is presented in a question-and-answer format.

Q:	What is the Notice of Internet Availability of Proxy Materials that I received instead of a full set of proxy materials?

A:	In accordance with rules promulgated by the Securities and Exchange Commission (SEC), we may furnish proxy materials, including this proxy statement and our Annual Report to Shareholders, by providing access to these documents on the Internet instead of mailing a printed copy of our proxy materials to our shareholders. Most of our shareholders have received a Notice of Internet Availability of Proxy Materials (the Notice), which provides instructions for accessing our proxy materials on a Web site referred to in the Notice or for requesting to receive printed copies of the proxy materials by mail or electronically by e-mail.

If you would like to receive a paper copy of the proxy materials for the Annual Meeting and for all future meetings, you should follow the instructions for requesting such materials included in the Notice. The delivery options that we have chosen will lower the Company’s cost of delivery and reduce the environmental impact of printing and distributing the materials.

Q:	What am I voting on?

A:	In accordance with the Company’s Bylaws, the Board has determined that the Board of Directors should consist of twelve (12) members. In 2009, shareholders voted to declassify the Board on a rolling basis. This year, you are being asked to elect six directors for one-year terms that expire in 2011. The nominees are Teresa Beck, R. D. Cash, James A. Harmon, Robert E. McKee, Gary G. Michael and Charles B. Stanley. Additionally, you will vote on whether to ratify Ernst & Young LLP as the Company’s independent auditor, whether to approve a proposed amendment to the Articles of Incorporation, whether to approve the Amended and Restated Long-term Stock Incentive Plan and whether to approve performance metrics and amendments to the Company’s Annual Management Incentive Plan II (AMIP II). You will also vote on a shareholder proposal.

Q:	Who can vote?

A:	Shareholders who owned shares as of the close of business on March 9, 2010, may vote at the Annual Meeting. Each holder is entitled to one vote for each share held on such date.

Q:	If I am a shareholder of record, how do I vote?

A.	You may vote via the Internet. You may vote by proxy over the Internet by following the instructions provided in the Notice.

You may vote via the telephone. You may submit your vote by proxy over the telephone by following the instructions provided with the proxy materials.

You may vote by mail. If you received a printed set of the proxy materials, you may submit your vote by completing and returning the separate proxy card in the prepaid and addressed envelope.

You may vote in person at the meeting. All shareholders of record may vote in person by ballot at the Annual Meeting. Written ballots will be passed out to anyone who wants to vote at the meeting.

Q:	If my shares are held by a broker, bank or other nominee, how do I vote?

A:	If your shares are held in street name by a broker, bank or other nominee, please refer to the instructions provided by that broker, bank or nominee regarding how to vote or how to revoke your voting instructions.

Q:	How will my shares held in street name be voted if I do not provide voting instructions?

A:	New York Stock Exchange (NYSE) rules determine whether proposals presented at shareholder meetings are routine or not. If a proposal is routine, a broker or other entity holding shares for an owner in street name may vote on the proposal without receiving voting instructions from the owner. If a proposal is not routine, the broker or other entity may vote on the proposal only if the owner has provided voting instructions. A broker non-vote occurs when the broker or other entity is unable to vote because the proposal is not routine and the owner does not provide instructions.

Pursuant to NYSE rules, if you are the street-name holder and you do not provide instructions to your broker on Items 2, 3 and 5, below, your broker can vote your shares at its discretion on these matters. If you are a street-name holder and do not provide instructions to your broker on Item Nos. 1, 4, 6 and 7, your broker may not vote your shares on these matters.

Q:	Who is soliciting my proxy?

A:	Questar’s Board of Directors.

Q:	Who is paying for the solicitation?

A:	The Company is paying for the solicitation of proxies and will reimburse banks, brokers, and other custodians for reasonable charges to forward materials to beneficial holders. The Company has hired Georgeson Inc. (Georgeson) to assist it in the distribution of proxy materials and the solicitation of votes. The Company will pay Georgeson a base fee of $15,000 plus customary costs and expenses for these services, and has agreed to indemnify Georgeson against certain liabilities in connection with its engagement.

Q:	What constitutes a quorum?

A:	On March 9, 2010, the record date, the Company had 175,026,556 shares of common stock issued and outstanding. A majority of the shares, or 87,513,279 shares, constitutes a quorum. Abstentions, withheld votes and broker non-votes are counted for determining whether a quorum is present.

Q:	What vote is required to approve each proposal?

A:	Election of Directors: Election of the director nominees named in Item No. 1 requires the affirmative vote of a plurality of the shares of our common stock present in person or represented by proxy at the Annual Meeting and entitled to vote. The candidates receiving the highest number of affirmative votes of the shares entitled to be voted will be elected as directors. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the nominees named in Item No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as having been voted and will have no effect on the outcome of the vote on the election of directors. Shareholders may not cumulate votes in the election of directors.

A:	Ratification of the Company’s Independent Auditor: Ratification of the selection of Ernst & Young LLP as the Company’s independent auditor for fiscal year 2010, as specified in Item No. 2, requires that more shares are voted in favor of the proposal than against the proposal. If this selection is not ratified by our shareholders, the Finance and Audit Committee may reconsider its decision. Abstentions and broker non-votes if any, will not be considered votes cast and will have no effect on the outcome of this proposal.

A:	Approval of Amendment to the Articles of Incorporation to Adopt a Majority Voting Requirement: The affirmative vote of eighty percent of the issued and outstanding capital stock of the Company entitled to vote at the Annual Meeting is required to approve the amendment to the Articles of Incorporation to adopt a majority voting requirement in uncontested elections of directors. Abstentions and broker non-votes, if any, will have the same effect as a vote against this proposal.

A:	Approval of Amended and Restated Long-term Stock Incentive Plan: Approval requires that more shares are voted in favor of the proposal than against it, provided that the total vote cast on the proposal represents over 50% of the shares outstanding and entitled to vote on the record date. Abstentions and broker non-votes, if any, will not be considered votes cast and will have no effect on the outcome of this proposal.

A:	Approval of Performance Metrics and Amendments to AMIP II: Approval requires that more shares are voted in favor of the proposal than against it. Abstentions and broker non-votes, if any, will not be considered votes cast and will have no effect on the outcome of this proposal.

A.	Vote on Advisory Shareholder Proposal: Approval of the shareholder proposal requires that more shares are voted in favor of the proposal than against it. Abstentions and broker non-votes, if any, will not be considered votes cast and will have no effect on the outcome of this proposal.

Q:	Who may attend the Annual Meeting?

A:	Any shareholder of record as of March 9, 2010, may attend. If you own shares through a nominee or trustee, please obtain a letter, account statement, or other evidence of your ownership of shares as of such date. Directions to the Annual Meeting from the Salt Lake City International Airport are as follows: Merge onto I-80 Eastbound. Exit at UT-68/Redwood Road and turn right onto Redwood Road. Turn left onto West 400 South. Turn left onto Navajo Street. Turn right onto West 200 South and follow to 1140 West 200 South.

Q:	How will my vote be handled on other matters?

A:	The Company’s Bylaws limit the matters presented at the Annual Meeting to those in the notice, those properly presented by the Board of Directors, and those presented by shareholders so long as the shareholder gives the corporate secretary written notice of the matter at least 90 days but not more than 120 days prior to the anniversary date of the prior year Annual Meeting. (See “Other Matters” below for a detailed discussion of the Company’s Bylaw requirements.) We do not expect any other matter to come before the Annual Meeting. If any other matter is presented at the Annual Meeting, your signed proxy gives the named proxies authority to vote your shares at their discretion.

Q:	How do I revoke a proxy?

A:	You may revoke your proxy by submitting a new proxy with a later date, including a proxy given via the Internet or telephone, or by notifying the corporate secretary before the meeting by mail at the address shown on the Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting in person and vote by ballot, any previously-submitted proxy will be revoked.

Q:	When are shareholder proposals due for the next Annual Meeting?

A:	To be considered for presentation at the Company’s 2011 Annual Meeting and included in the proxy statement pursuant to Rule 14a-8 (17 CFR 240.14a-8), a shareholder proposal must be received at the Company’s office no later than December 8, 2010.

ITEM NO. 1 – ELECTION OF DIRECTORS

The Company’s Bylaws provide for a Board of 9-13 directors, the precise number to be determined by the Board of Directors. The Board of Directors has set the size of the board at 12 directors. The terms of six directors, Teresa Beck, R. D. Cash, James A. Harmon, Robert E. McKee, Gary G. Michael, and Charles B. Stanley, expire at this Annual Meeting. In 2009, the Company’s shareholders approved a proposal to declassify the Board and accordingly, the six directors whose terms expire at the Annual Meeting are standing for election for a one-year term. These six individuals have consented to being named in this proxy statement and to serve as directors, if elected. However, in the event that any nominee is unwilling or unable to serve as a director, those named in the proxy may vote, at their discretion, for any other person.

Biographical information concerning the nominees, and the current directors of the Company whose terms will continue after the Annual Meeting, appears below. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Ages are correct as of the date of the proxy statement.

Nominees (Terms Expiring in 2011)

[Picture]	Ms. Teresa Beck, age 55, has served as a director of the Company since 1999. Ms. Beck, who is retired, brings extensive financial, executive and board experience to Questar. Prior to her retirement she was president of American Stores, an NYSE-traded company, from 1998 to 1999, and was American Stores’ chief financial officer from 1993 to 1998. She qualifies as an audit committee financial expert. She is currently a director of Lexmark International, Inc. and Amylin Pharmaceuticals, Inc. and a trustee of Intermountain Healthcare. She serves as a director of the Nature Conservancy and the Nature Conservancy of Utah. She also chairs the University of Utah National Advisory Council. Previously, Ms. Beck was a director of Albertson’s Inc. (from 1999 to 2006) and ICOS Corporation (from 2004 to 2007), and a trustee of the David Eccles School of Business at the University of Utah. She has chaired the audit committees for two public companies and chaired the nominations committee for another public company

[Picture]	Mr. R. D. Cash, age 67, is currently retired. Prior to his retirement, he served as the Company’s chief executive officer from May 1984 to May 2002 and as the Company’s chairman of the board from May 1985 to May 2003. Mr. Cash has been a director of the Company since 1977 and also serves as a director of Zions Bancorporation, National Fuel Gas Company, Associated Electric and Gas Insurance Services Limited, and Texas Tech Foundation, Inc. Previously, Mr. Cash served as a director of TODCO (from May 2004 to July 2007). Mr. Cash’s operations and executive experience as well as his knowledge of the Company’s history and operations are invaluable during Board discussions.

[Picture]	Mr. James A. Harmon, age 74, brings extensive financial expertise as well as governmental and regulatory experience to the Company’s Board. He first served on the Questar Board from 1976-1997 and resigned to enter government service. He was reappointed to the Board in 2001, and has served continuously since that time. He is the chairman of Harmon & Co. LLC, a financial advisory firm. Mr. Harmon served as the Chairman and President of the Export-Import Bank of the United States from 1997 until 2001. Prior to that service, Mr. Harmon spent 35 years as an investment banker at Wertheim & Co., an international investment bank that partnered with Schroder (plc) (U.K.) to form Wertheim Schroder & Co. in 1986. Mr. Harmon served as chairman and CEO for ten years before leaving the firm in 1997. In November 2004, Mr. Harmon was elected chairman of the board of the World Resources Institute (WRI). Located in Washington, DC, WRI is a global policy and research institution. He qualifies as an audit committee financial expert.

[Picture]	Mr. Robert E. McKee, III, age 63, has served as a director of the Company since 2003. His operational background and executive experience in the oil and gas industry add tremendous value to Board discussions. He was a senior oil advisor to the Coalition Provisional Authority and the Iraqi Oil Ministry in Iraq to assist with the rebuilding of its oil industry from September 1, 2003, to March 18, 2004. He retired on March 31, 2003, after 37 years with ConocoPhillips and Conoco, Inc., including 10 years as executive vice president, Exploration and Production (1992-2002). He is a director of Parker Drilling Company and Post Oak Bank, and a Board member on the Colorado School of Mines Foundation. He recently retired as chairman of Enventure Global Technology (an expandable tubular technology company).

[Picture]	Mr. Gary G. Michael, age 69, has been a director of the Company since 1994. He brings a wealth of executive, financial and board experience to Questar. Prior to his retirement, he served as chairman and chief executive officer of Albertsons, Inc. from February 1991 to April 2001. He served as interim president of the University of Idaho from June 2003 until August 2004. He is a director of Idacorp Inc. and The Clorox Company. Previously, Mr. Michael served as a director of Office Max, Inc. (from 1997 to 2008) and Harrah’s Entertainment Inc. (from 2001 to 2008). He has served on the audit committees of Questar, Harrah’s Entertainment, IdaCorp and the Clorox Company. He qualifies as an audit committee financial expert.

[Picture]	Mr. Charles B. Stanley, age 51, has served as a director of the Company since 2002. He serves as executive vice president and chief operating officer of the Company. Mr. Stanley has responsibility for the Company’s Market Resources business segment, and is the president and chief executive officer of each entity within that group, i.e., Questar Market Resources, Inc. (subholding company), Questar Exploration and Production Company (oil and gas exploration and production), Questar Gas Management Company (gas gathering and processing), Wexpro Company (exploration and production, cost-of-service properties), and Questar Energy Trading Company (wholesale marketing and gas storage). Mr. Stanley has over 26 years of experience in the international and domestic upstream and midstream oil and gas industry. Prior to joining the Company, he served as president ,chief executive officer and director of El Paso Oil and Gas Canada, an upstream oil and gas company from 2000-2002, and from 1995 to 2000 as president and chief executive officer of Coastal Gas International Company, a midstream infrastructure development company. Prior to joining Coastal, Mr. Stanley held various technical and management positions at British Petroleum and Maxus Energy Corporation. He is a director of Hecla Mining Company and serves on the boards of American Natural Gas Alliance (ANGA), the American Exploration and Production Council (AXPC), and the Independent Petroleum Association of Mountain States (IPAMS).

Continuing Directors (Terms Expiring in 2011)

[Picture]	Mr. Phillips S. Baker, Jr., age 50, is the president, chief executive officer and a director of Hecla Mining Company, a gold and silver mining company. He qualifies as an audit committee financial expert. His financial knowledge and experience as a CEO are extremely valuable during Board discussions. Mr. Baker served as chief financial officer of Hecla from May 2001 to June 2003, and as chief operating officer from November 2001 to May 2003, before being named as chief executive officer in May 2003. He has served as a director of the Company since 2004. Mr. Baker has 26 years of business experience, including 17 years of financial management; 7 years as CEO of an NYSE company; and 16 years of directorships of public companies.

[Picture]	Mr. L. Richard Flury, age 62, retired as chief executive, gas and power for BP plc on December 31, 2001. He served in that position from January 1999 to his retirement. Prior to working for BP plc and BP Amoco plc, Mr. Flury held a number of key management positions with Amoco Corp., including chief executive for worldwide exploration and production. He has considerable experience in all aspects of the natural gas value chain gained during his long career in the oil and gas industry. He was first elected to the Board in 2002. Mr. Flury also serves as a director of Chicago Bridge and Iron Company N.V., and Callon Petroleum Company.

[Picture]	Mr. Williamson, age 50, is the chairman, chief executive officer and president of Dynegy Inc. Dynegy provides wholesale power, capacity and ancillary services to utilities, cooperatives, municipalities and other energy companies. Mr. Williamson was named Dynegy’s president and chief executive officer and elected to that company’s board of directors in October 2002 and elected chairman by the board of directors in May 2004. He joined Questar’s board of directors in 2006. He has 29 years of experience across virtually all facets of the energy industry, including 14 years in exploration and production, 10 years with natural gas pipelines and processing, and 11 years with both natural gas and electric utility and power generation. In addition, he has extensive experience in finance and restructuring transactions. He qualifies as an audit committee financial expert.

Continuing Directors (Terms Expiring in 2012)

[Picture]	Mr. Keith O. Rattie, age 56, serves as the Company’s chairman, president and chief executive officer. He was named president effective February 1, 2001, chief executive officer May 1, 2002, and chairman May 20, 2003. Mr. Rattie has worked in the natural gas and oil industry for 34 years. Prior to joining the Company, Mr. Rattie served as vice president and senior vice president of The Coastal Corporation from 1996-2001. He also serves as a director of ENSCO International, an offshore drilling contractor, and as a director of Zions First National Bank. He is the past chairman of the board of the Interstate Natural Gas Association of America. He has served as a director of the Company since 2001.

[Picture]	Dr. M. W. Scoggins, age 62, has served as a director of the Company since 2005. He brings a wealth of industry experience to the Company’s Board. In June 2006, Dr. Scoggins was appointed President of Colorado School of Mines, an engineering and science research university with strong ties to the oil and gas industry. He retired in 2004 after a 34-year career with Mobil Corp. and Exxon Mobil Corp., where he held senior executive positions in the upstream oil and gas business. From 1999 to 2004 he served as executive vice president of Exxon Mobil Production Co. Prior to the merger of Mobil and Exxon in late 1999, he was president, international exploration & production and global exploration, and an officer and member of the executive committee of Mobil Oil Corp. He currently also serves as a director of Trico Marine Services, Inc., Venoco, Inc., and Cobalt International Energy. In addition, he is a director of the Colorado Oil and Gas Association and a member of the National Advisory Council of the United States Department of Energy’s National Renewable Energy Laboratory.

[Picture]	Mr. Harris H. Simmons, 55, has served as president and chief executive officer of Zions Bancorporation (Zions) since 1990 and as chairman of Zions’ board since 2002. He has served in a variety of positions at Zions for more than 25 years. Zions is a financial services company that operates approximately 500 full-service banking offices in ten states. Mr. Simmons has served as a director of Questar since 1992. He also serves as a director of O. C. Tanner Company and National Life Holding Company. Mr. Simmons has extensive financial, executive management and board experience. He qualifies as an audit committee financial expert. Mr. Simmons is Questar’s Lead Director.

GOVERNANCE INFORMATION

NEW GOVERNANCE ITEMS

In 2008, a shareholder submitted a proposal requesting that the Company declassify the Board of Directors. Management neither supported nor opposed the measure. After the proposal received support from a majority of shares voted, the Governance/Nominating Committee and then the full Board studied the issue in greater detail. As a result, the Board concluded that it was in the best interest of the Company to permit shareholders to vote on whether to declassify the Board. The management proposal was approved by shareholders in 2009. The Company has implemented declassification on a rolling basis. This year, six directors are up for election for one-year terms.

In 2009, a shareholder submitted a proposal requesting that the Company implement majority voting. After that proposal received support from a majority of shares voted, the Governance/Nominating Committee and then the full Board studied the issue in greater detail. As a result, the full Board concluded that it was in the best interest of the Company to permit shareholders to vote on the proposal to amend the Articles of Incorporation to adopt majority voting in uncontested elections of directors.

BOARD COMMITTEES

The Board has standing audit (Finance and Audit), nominating (Governance/Nominating), and compensation (Management Performance) committees that are each comprised solely of independent directors. The Company also has an Executive Committee. Each committee has a charter called a Statement of Responsibilities. The charters, along with the Company’s Business Ethics and Compliance Policy and Corporate Governance Guidelines, are available on the Company’s web site (www.questar.com) and in print without charge at the request of any shareholder. The following section contains information about Board Committees.

The table below sets forth members and chairs of the committees.

Name of Director	Finance and Audit		Management Performance		Governance/ Nominating		Executive

P. S. Baker Jr.	X				X
T. Beck	X		X		X
R. D. Cash							X
L. Richard Flury			X	[1]	X		X
J. A. Harmon	X		X
R. E. McKee III	X	[1]	X				X
G. G. Michael	X		X
K. O. Rattie							X
M. W. Scoggins			X		X	[1]	X
H. H. Simmons	X						X	[1]
C. B. Stanley
B. A. Williamson	X				X

Meetings held in 2009	6		5		2		0

[1]	Chair

FINANCE AND AUDIT COMMITTEE

The Finance and Audit Committee reviews auditing, accounting, financial reporting, and internal control functions; appoints the Company’s independent auditor; monitors financing requirements, dividend policy, and investor-relations activities; and oversees compliance activities. The Company’s common stock is listed on the NYSE and is governed by its listing standards. The Company’s Board has determined that all members of the Committee meet the independence standards of Section 303.01(B)(2)(a) and (3) of the Rules of the NYSE.

MANAGEMENT PERFORMANCE COMMITTEE

The Management Performance Committee functions as the Company’s compensation committee. The Committee oversees the Company’s executive compensation program and benefit plans and policies; administers the Long-term Stock Incentive Plan, the Long-term Cash Incentive Plan, the Annual Management Incentive Plan and the Annual Management Incentive Plan II; oversees succession planning; and annually reviews the performance of and approves all compensation decisions for officers, with a particular focus on the compensation decisions involving the chief executive officer and other officers listed in the Summary Compensation Table. The Committee also oversees Board compensation decisions. The Committee submits its compensation decisions for named executive officers to the full Board for ratification. It frequently meets in executive sessions to discuss and determine compensation for officers.

The Committee, chaired by Mr. Flury, met five times in 2009. Prior to and during its February 2009 meeting, the Committee undertook a comprehensive review of executive performance and compensation to ascertain whether compensation for the Company’s officers remains consistent with the objectives and practices described in more detail in the Compensation Discussion and Analysis.

The Committee retained Hewitt Associates, LLC (Hewitt), as its consultant for 2009 executive and Board compensation. Hewitt reports directly to the Committee, which has sole authority to retain or dismiss its advisors.

In October 2008, Hewitt met with the Committee and presented a report that included market data about the compensation of officers and directors and qualitative analysis of that data. An executive session followed this presentation. In January 2009, Hewitt met with the Committee to review Mr. Rattie’s recommendations on top officer compensation. The Committee subsequently met in executive session to discuss the recommendations and Hewitt’s observations concerning Mr. Rattie’s compensation. In February 2009, Hewitt met with the Committee again, both in regular and executive sessions, and discussed recommendations about total compensation for certain key officers. The Committee reviewed the recommendations and determined the final salaries and incentive compensation for each officer. In determining compensation for Mr. Rattie, the Committee reviewed market data provided by Hewitt and discussed, in executive session, Mr. Rattie’s performance, the Company’s performance and other relevant factors.

The Committee has delegated to its Chair authority to ratify grants of restricted stock for the purpose of retaining key employees, particularly in highly-competitive professional disciplines. The full Committee then reviews them at its next meeting. The Committee also authorized Mr. Rattie to grant restricted stock to new hires up to 25,000 total shares per year and up to 4,000 shares per grant. The delegated authority does not apply to newly hired executive officers. The full Committee then reviews the grants at its next meeting.

GOVERNANCE/NOMINATING COMMITTEE

The Governance/Nominating Committee, which functions as the Company’s nominating committee, is responsible for governance activities, particularly Board and Committee evaluations and committee assignments. All members are independent directors. The Chair of the Committee is Dr. Scoggins. The Committee’s Statement of Responsibilities defines the criteria for director nominees, including nominees recommended by shareholders and self-nominees. These criteria provide a framework for evaluating all nominees as well as incumbent directors. The key criteria are: experience as a senior officer (e.g., chief executive officer, president, chief financial officer, of a public company, or extensive experience in finance or accounting); activity in business at least part-time with skills and experience necessary to serve as chair of a board committee; willingness to commit time and energy to service as a director; experience in the Company’s lines of business or understanding of the Company’s business environment; ability to exercise independent judgment and make analytical inquiries; reputation for integrity and good judgment; and geographical location (residence or business activity) in states where the Company has significant operations. The Committee considers racial, gender and other diversity as part of the total picture when determining director qualifications.

The Committee will consider shareholder nominations using the criteria listed above. Shareholders interested in submitting the names of candidates who satisfy most, if not all, of the criteria listed above should submit in writing the names and qualifications of the candidate(s) to the Chair of the Governance/Nominating Committee at the Company’s address. Nomination letters addressed to the Chair of the Governance/Nominating Committee, at the Company’s address, will be forwarded without screening.

EXECUTIVE COMMITTEE

The Executive Committee acts on behalf of the Board of Directors and handles special assignments. The Chairman of the Committee (currently Mr. Simmons) must be an independent director and functions as the Company’s Lead Director, presiding over the executive sessions of the non-management directors who meet in regularly-scheduled executive sessions without management. The Lead Director is selected by the Governance/Nominating Committee, which has established the following criteria for the Lead Director:

1.	Independence as defined by the New York Stock Exchange;

2.	Experience on the Company’s Board of Directors;

3.	Experience as Chair of the Board’s other committees;

4.	Willingness to commit time and energy to service as lead director;

5.	Experience in the Company’s lines of business or understanding of the Company’s business environment;

6.	Ability to exercise independent judgment and make analytical inquiries; and

7.	Integrity and leadership skills.

INDEPENDENCE OF DIRECTORS

The Board affirmatively determined that, with the exception of Messrs. Rattie and Stanley, all of the Company’s directors are independent as defined by the NYSE. The criteria applied by the Company in ascertaining independence are available on its Web site at www.questar.com. The Company takes the view that a director who has a relationship with a company or other entity that purchases gas from Questar Gas Company at regulated rates can be considered independent. In determining which directors are independent, the Board considered the directors’ responses to questionnaires and information obtained from internal records.

BOARD RISK OVERSIGHT

Management identifies and prioritizes risks and the prioritized risks are reported to the Board quarterly along with the steps taken to mitigate those risks. The full Board oversees strategic and operational risks; the Finance and Audit Committee oversees financial and compliance risks; and the Management Performance Committee oversees human resources risks. Management regularly reports on each risk to the relevant committee or the full Board. The Company’s enterprise risk management program as a whole is reviewed by the full Board. Additional review of or reporting on enterprise risks is conducted as needed or as requested by the Board or a committee. Additionally, the Management Performance Committee periodically reviews the compensation programs to ensure they do not promote excessive risk-taking.

BOARD LEADERSHIP STRUCTURE

The Board of Directors has decided that the appropriate leadership structure is a combined CEO/Chair. The Board believes that while there is no single model that is the most effective in all circumstances, the shareholders’ interests are best served by allowing the Board to retain flexibility to determine the optimal organizational structure for the Company at a given time, including whether the Chairman role should be held by an independent director or by the CEO who serves on the Board. The members of the Board possess considerable experience and unique knowledge of the challenges and opportunities the Company faces, and are in the best position to evaluate its needs and how to best organize the capabilities of the directors and management to meet those needs. The Board believes that by serving as both Chairman of the Board and as CEO, Mr. Rattie is able to draw on his knowledge of the Company’s operations to provide the Board with leadership in setting its agenda and properly focusing discussions. The combined role of Chairman and CEO also ensures that the Company presents its message and strategy to shareholders, employees, customers and other constituents with a unified, single voice.

Mr. Simmons is the Company’s Lead Director and as such, he plays an important role in the Board’s governance structure. The Lead Director runs all executive sessions of the Board and chairs the Executive Committee. He also works with the independent directors in periodic reviews of CEO performance and serves as liaison between the Independent Directors and the CEO on issues that arise during executive session. The role of Lead Director rotates periodically. Mr. Simmons has served as the Lead Director since May 2008.

COMMUNICATIONS WITH DIRECTORS

Interested parties may communicate with the Board of Directors, including the Lead Director or all non-management directors, by sending a letter in care of the corporate secretary at Questar Corporation, 180 East 100 South, P.O. Box 45433, Salt Lake City, Utah 84145-0433. The corporate secretary has the authority to discard any solicitations, advertisements, or other inappropriate communications, but will forward any other mail to the named director or group of directors. Any mail that is directed to the full Board will be forwarded to Mr. Rattie as Chairman of the Board (and forwarded to the full Board, if appropriate).

ATTENDANCE AT MEETINGS

The Company’s Board of Directors held five meetings during 2009; Board Committees held a total of 14 meetings. All directors attended at least 75 percent of the meetings. The Company’s directors had an overall attendance percentage of 96 percent. The Company’s directors are expected to attend the Company’s Annual Meetings. All of the directors attended the Company’s 2009 Annual Meeting.

DIRECTOR RETIREMENT POLICY

The Board has adopted a retirement policy that permits an outside director to continue serving until the Annual Meeting following his or her 72nd birthday if still actively engaged in business, financial, and community affairs. The Company does not have a policy limiting the number of terms that any individual director may serve. For the 2010 election, the Board has waived the retirement policy to allow Mr. Harmon to stand for election. Mr. Harmon’s background as an investment banker and in government brings unique expertise to the Board that has been particularly useful during the recent economic downturn. Therefore, the Board continues to view his service as extremely valuable.

MANAGEMENT PERFORMANCE COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Management Performance Committee during 2009 were Messrs. Flury, Harmon, McKee, Michael and Scoggins and Ms. Beck. No member of this Committee was at any time during the 2009 fiscal year or at any other time an officer or employee of the Company. Additionally, no member of this Committee had any relationship with the Company requiring disclosure under Item 404 of Regulation S-K. No executive officer of the Company has served on the compensation committee of any other entity that has or has had one or more executive officers who served as a member of the Management Performance Committee during the 2009 fiscal year.

CERTAIN RELATIONSHIPS AND RELATED-PERSON TRANSACTIONS

There are no relationships or related-person transactions between the Company and any of its directors or officers that are required to be disclosed pursuant to federal securities laws. The Company requires all executive officers and directors to report to the vice president, compliance, any event or anticipated event that might qualify as a related-person transaction pursuant to Section 404(b) of Regulation S-K. The vice president, compliance would then report those transactions to the Finance and Audit Committee. The Company also collects information from questionnaires sent to officers and directors early each year that are designed to reveal related-person transactions. If a report or questionnaire shows a potential related-person transaction, it will be investigated in accordance with the Company’s Business Ethics and Compliance Policy. The Company’s Finance and Audit Committee will review pending and ongoing transactions to determine whether they conflict with the best interests of the Company, impact a director’s independence or conflict with the Company’s Business Ethics and Compliance Policy. If a related-person transaction is completed, the Committee will determine whether rescission of the transaction, disciplinary action or reevaluation of a director’s independence is required.

SECURITY OWNERSHIP, DIRECTORS AND EXECUTIVE OFFICERS

The following table lists the shares of stock beneficially owned by each of the directors, each nominee, and each named executive officer and all directors and executive officers as a group as of February 26, 2010. Except as noted, each person has sole voting and investment power over the shares shown in the table.

Amount and Nature of Common Stock Beneficially Owned:

	Number of Shares Owned	Right to Acquire[1]	Percent of Class[2]	Phantom Stock Units[3]
Phillips S. Baker, Jr.[5]	14,897	0	*	0
Teresa Beck	4,056	39,600	*	39,009
R. D. Cash[5,6]	938,901	14,000	0.54%	6,190
Richard J. Doleshek[4,5]	75,357	0	*	0
L. Richard Flury[5]	9,300	14,000	*	20,595
James A. Harmon[5,6]	106,403	14,000	*	12,556
Thomas C. Jepperson[4,5,6]	98,555	37,834	*	4,289
Robert E. McKee, III[6]	6,133	14,000	*	23,124
Gary G. Michael[5]	26,800	0	*	52,045
Jay B. Neese[4,5,6]	83,026	44,577	*	8,701
Keith O. Rattie[4,5,7]	277,042	1,193,334	0.84%	43,785
M. W. Scoggins	7,700	0	*	21,886
Harris H. Simmons[6]	106,000	42,800	*	69,462
Charles B. Stanley[4,5,6]	125,517	710,000	0.48%	26,448
Bruce A. Williamson	6,000	0	*	16,512
All directors and executive officers (18 individuals including those listed above)	1,959,508	2,248,813	2.40%	359,634

[1]	Shares that can be acquired by exercising stock options within 60 days of February 26, 2010.
[2]

Unless otherwise listed, the percentage of shares owned is less than .10%. (The percentages do not include phantom stock units.) The percentages of beneficial ownership have been calculated in accordance with Rule 13d-3(d)(1) under the Securities Exchange Act of 1934.

[3]

Phantom stock units are held through the various deferred compensation plans available to the Company’s directors and officers. Although these plans only permit such units to be paid in the form of cash, investment in such units represent the same investment in the performance of the Company’s common stock as investment in actual shares of common stock.

[4]

The Company’s executive officers have shares held for their accounts in the 401(k) Plan. The number of shares opposite each of their names includes equivalent shares of stock through such Plan as of February 26, 2010, as follows: Mr. Rattie, 2,565 shares; Mr. Stanley, 9,921 shares; Mr. Doleshek 357 shares; Mr. Neese 28,484 shares; and Mr. Jepperson 12,338 shares.

[5]

The number of shares includes shares of unvested restricted stock as of February 26, 2010 as follows: Mr. Rattie, 93,332 shares; Mr. Stanley, 73,332 shares; Mr. Doleshek, 75,000 shares; Mr. Jepperson, 12,600 shares; Mr. Neese, 22,416 shares; Mr. Baker, 6,583 shares; Mr. Cash, 6,583 shares; Mr. Flury, 5,300 shares, Mr. Harmon, 6,583 shares; and Mr. Michael, 5,300 shares. They receive dividends and have voting powers for the shares but cannot dispose of them until they vest.

[6]

Of the total shares reported for Mr. Cash, 137,966 shares are held by his family’s private foundation. Mr. Harmon also has 4,000 shares which are owned by his family’s private foundation for which he has voting and investment power. All of the vested shares listed for Mr. Stanley are held in the CJ Trust of which he and his wife are trustees. Mr. Simmons is also a trustee for the Roy W. Simmons Marital Trust holding 3,200 shares, and holds 41,200 shares in a margin account. Two hundred shares of common stock are held in the name of the McKee Family Trust.

[7]

Mr. Rattie is the chairman of the Board of Trustees of the Questar Corporation Educational Foundation, the Questar Corporation Arts Foundation, and the Questar Corporation Native American Scholarship Foundation, three nonprofit corporations that own an aggregate of 141,608 shares of the Company’s common stock as of December 31, 2009. As chairman, Mr. Rattie has voting power for such shares, but disclaims any beneficial ownership of the shares. The shares are not included in the total opposite his name.

SECURITY OWNERSHIP, PRINCIPAL HOLDERS

The following table sets forth information, as of December 31, 2009, with respect to each person known by the Company to beneficially own at least five percent of its common stock.

Name and Address of Beneficial Owner	Shares and Nature of Beneficial Ownership		Percent of Class

BlackRock Inc. 40 East 52nd Street New York, NY 10022	10,523,703	[1]	6.04%

[1]	In its Schedule 13G filed on January 29, 2010, BlackRock Inc. indicated it had the sole voting power and sole power to dispose of all the referenced shares.

EQUITY COMPENSATION PLAN INFORMATION

The following information is accurate as of December 31, 2009:

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)
Equity compensation plans approved by security holders	4,655,493	$21.99	8,253,083

Equity compensation plans not approved by security holders	0	0	0

Total	4,655,493	$21.99	8,253,083

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

OBJECTIVES

The Company’s executive compensation program is designed to:

•	Attract, motivate, and retain the management talent required to achieve Company objectives;

•	Focus management efforts on both short-term and long-term drivers of shareholder value;

•	Tie a significant portion of executive compensation to Company long-term stock-price performance and thus shareholder returns;

•	Foster a results-oriented culture while enhancing the Company’s reputation for ethics and integrity; and

•	Create balance across multiple financial and operating metrics and time periods, thus supporting sound risk management.

COMPONENTS

Compensation for named executive officers is comprised of the following major components:

•	Base salary;

•	Annual Management Incentive Plan (AMIP) or Annual Management Incentive Plan II (AMIP II);

•	Long-term Cash Incentive Plan (LTCIP);

•	Restricted stock and/or stock-option grants under the Long-term Stock Incentive Plan (LTSIP); and

•	Employee benefits, including retirement, health and welfare benefits.

COMPENSATION PHILOSOPHY & ROLE OF MANAGEMENT PERFORMANCE COMMITTEE

To attract, motivate and retain the executive talent required to achieve corporate objectives, the Committee believes it must offer key executives a competitive compensation package comprised of fixed and variable short-term and long-term components. The following table summarizes the role each component plays in the total compensation package:

Compensation Component		Role in Total Compensation

Base Salary		•	Provide a fixed and market-based level of compensation to pay for an executive’s responsibility, relative expertise and experience.

Annual Cash Incentive		•	Motivate and reward executives for achieving annual financial and operating goals that are aligned with shareholder and stakeholder interests.
•	AMIP or AMIP II

Long-term Incentives		•	Deliver the majority of named executive officer compensation through long-term incentives aligned with shareholder interests;
• • •	Restricted stock Long-term cash incentive Stock options
		•	Motivate and reward the achievement of long-term strategic Company objectives;
		•	Recognize and reward the Company’s performance relative to industry peers over multi-year time periods;
		•	Encourage long-term executive share ownership; and
		•	Encourage executive retention by establishing multi-year incentive awards.

Benefits		•	Provide a tax-efficient means for employees to build financial security in retirement;
•	Retirement
•	Health care	•	Provide minimum income protection against certain risks; and
•	Other security benefits (life, disability)	•	Reward extended service with the Company.

Termination Benefits		•	Provide a competitive level of income protection.

To ensure that executive compensation remains consistent with the Company’s objectives, the Committee routinely:

•

Retains independent compensation consultants to: (a) review, critique and propose changes in compensation practices when necessary to maintain alignment with the above-listed objectives; (b) conduct and analyze market surveys; and (c) provide input on compensation actions for the Company’s top officers;

•	Reviews and approves AMIP and AMIP II participants, objectives and performance targets for each major business unit;

•	Reviews the Company’s consolidated financial results and the financial and operating results of the Company’s major business units;

•	Evaluates the individual performance of the named executive officers;

•	Considers internal relative pay; and

•	Develops and approves annual and long-term compensation for the Company’s executive officers.

The Committee, with help from its compensation consultant, Hewitt regularly conducts market surveys to estimate the 25th, 50th and 75th percentiles for total compensation for executive officers. The Committee defines total compensation as: base salary + AMIP II (or AMIP) target + LTCIP target + grant-date value of restricted stock and/or stock options (Equity Awards). The Committee in general targets the market 50th percentile for each named executive officer. The Committee has not adopted a separate process for reviewing tally sheets of executive officer compensation. Instead, the Committee reviews total executive compensation on a regular basis several times during the year. The Committee analyzes each component of every named executive officer’s compensation and examines total compensation for each such executive to ensure that the individual components and the total compensation satisfy the objectives described above. The Committee will continue to consider how it measures, evaluates and benchmarks all compensation components for executives. The intent is to ensure that each executive’s compensation remains competitive within the relevant segment of the natural gas industry, adjusted as appropriate for individual factors such as the officer’s experience and expertise. In addition to market-survey data, the Committee considers job performance, responsibilities, and advancement potential when setting compensation for each of the named executive officers.

Mindful of the challenges in the economic environment, in February 2009, the Board ratified a recommendation from Mr. Rattie to freeze the base salaries and target bonuses of all executive officers, including Messrs. Rattie, Stanley, Neese, Parks and Jepperson. In addition, the Board opted to freeze the estimated current market value of long-term incentive grants to Messrs. Rattie, Stanley, Parks and Jepperson at about the same value as they received in 2008. The Board did not freeze Mr. Neese’s long-term incentive compensation because of his recent promotion to executive management.

How the Company Determines the External Benchmarks for Named Executive Officers

The Company operates in four major segments of the natural gas industry: (a) exploration and production (E&P); (b) gas gathering and processing; (c) interstate natural gas pipelines; and (d) retail gas distribution. At any given time, the competitive environment for executive compensation may be significantly different in each of these four major segments. In 2009, when setting compensation for each key executive, the Committee, with advice from Hewitt, defined the relevant peer group for that executive. For example, because they had responsibilities for all business units, the peer groups for Messrs. Rattie, Jepperson and Parks included companies in all major segments of the natural gas industry. The peer group for Messrs. Stanley and Neese included predominantly E&P companies because they are officers of Market Resources, which conducts the Company’s E&P activities. Because Mr. Doleshek was hired mid-year, the Committee used the data previously utilized to determine Mr. Parks’ compensation. Additionally, the Committee focused on creating sufficient value to attract a qualified candidate for the CFO position. The Committee considers the relative size of companies in the industry peer group in its evaluation of market data. The Committee also reviews officer compensation in relation to general-industry peers, a group of companies, selected by Hewitt, in other industries with median revenue similar to Questar. The Committee does not base compensation decisions for named executive officers on the pay of general-industry peers; the Committee uses this group as an indicator of executive compensation trends and practices.

Industry Peer Companies – Corporate Peer, E&P and Gas and Pipeline Groups

To arrive at an estimate of peer compensation values, the Committee designated all of the companies listed below as peers for Messrs. Rattie, Parks and Jepperson. The Committee defined all of the companies listed as (1) to be peers for Messrs. Stanley and Neese.

AGL Resources, Inc.

Cabot Oil & Gas Corporation (1)

Cimarex Energy Company (1)

CMS Energy Corporation

Dominion Resources, Inc.

El Paso Corporation

EOG Resources, Inc. (1)

Forest Oil Corporation (1)

Great Plains Energy, Inc.

Newfield Exploration Company (1)

NiSource, Inc.

Noble Energy, Inc. (1)

ONEOK, Inc.

Pioneer Natural Resources Company (1)

Plains Exploration & Production Company (1)

Quicksilver Resources, Inc. (1)

Range Resources Corporation (1)

SCANA Corporation

Southern Union Company

Southwestern Energy Company (1)

Whiting Petroleum Corporation (1)

The Williams Companies, Inc. (1)

The Committee sets annual base salary, AMIP or AMIP II target, LTCIP target and equity awards for all key executives. Hewitt and the Human Resources Department assist the Committee in the collection and analysis of peer-company data. Mr. Rattie has input into the compensation for all named executive officers except himself.

BASE SALARIES

The Committee establishes base salaries for executives by considering their scope of responsibilities, performance, and competitive market compensation paid by other companies in the executive’s peer group. The Committee reviews base salaries for the Company’s named executive officers on at least an annual basis. When setting salaries, the Committee considers an estimate of the market 50th percentile for the executive’s relevant peer group, along with individual factors and internal comparisons with other Company officers. The Committee uses proxy data and information provided by Hewitt to obtain information about the base salaries paid by peers. In 2009, none of the named executive officers received salary increases.

INCENTIVE COMPENSATION

The Company’s named executive officers participate in either AMIP or AMIP II (AMIP II was originally approved by shareholders in 2005 and applies to those officers covered by Internal Revenue Code Section (IRC or Code) 162(m)) and the LTCIP (approved by shareholders in 2009). Those officers also receive Equity Awards pursuant to the LTSIP (originally approved by shareholders in 2001). The Committee intends to put a substantial portion of each officer’s compensation at risk. AMIP and AMIP II payouts are tied to annual financial and operating goals set by the Board at the beginning of the plan year. LTCIP payouts are tied to total shareholder returns relative to a pre-set group of peer companies over a three-year period. Together these programs motivate participating executives to focus on total shareholder return over the longer-term. AMIP, AMIP II and LTCIP are cash plans that can award amounts from zero to a predetermined maximum depending on the Company’s results. The Committee has not implemented a clawback provision for incentive compensation, but has reviewed and will continue to review compensation trends as appropriate. The Committee believes that its approach effectively aligns the executive officers’ interests with shareholder interests.

AMIP AND AMIP II

Under AMIP and AMIP II, the Company sets separate performance targets for each major business unit. The performance targets are the same for AMIP and AMIP II. These business-unit targets are tied to key consolidated financial and operating goals. Each year, the Committee reviews and approves the specific annual performance targets for the Company as a whole, and for each major subsidiary. The performance targets are set at the beginning of each year after a review of that year’s budget and the prior-year actual results. Targets are generally at or above the Board-approved budget for the year.

2009 PERFORMANCE COMPONENTS AND TARGETS FOR BOTH AMIP AND AMIP II

Questar Market Resources	Target
Questar Corporation earnings per share	$2.70
Business unit net income total [1] (millions)	$384
Questar Exploration and Production production volumes (Bcfe)	185

Questar Pipeline	Target
Questar Corporation earnings per share	$2.70
Questar Pipeline net income (millions)	$55
Operating and maintenance expenses per decatherm of contract demand	$16.5
Achievement of specific strategies and operational initiatives	3 of 5 affirmative answers

Questar Gas	Target
Questar Corporation earnings per share	$2.70
Questar Gas net income (millions)	$40.5
Questar Gas customer satisfaction (1-7 scale)	6.1
Questar Gas annual operating and maintenance expenses per customer	$140
Safety performance [2]	3.65

[1]	The Questar Exploration and Production component of Questar Market Resources’ net income was indexed to commodity prices as of January 29, 2009.
[2]	“Safety performance” shows an average of injuries per 100 employees and preventable accidents per 1 million miles driven.

Mr. Rattie, Mr. Parks and Mr. Jepperson’s AMIP II payouts are based 50% on the results for Questar Market Resources and 25% each on the results for Questar Pipeline and Questar Gas. Mr. Stanley and Mr. Neese’s AMIP II payouts are based on the results for Questar Market Resources.

The Company calculates an overall payout factor, which can range from zero to 200% based on each unit’s actual results compared to the measures. Each officer’s target bonus is multiplied by the respective payout factor to determine the payment. The maximum cash payment to any officer under the terms of AMIP II is capped at $1.5 million for 2009. Each officer’s target bonus is a percentage of his annual base salary in effect on March 1 of the performance year. The Committee, in its sole discretion, can reduce the cash award otherwise payable to an officer. Neither the Committee nor the Company may increase the cash award otherwise payable under the AMIP or AMIP II formula. Because Mr. Doleshek’s employment with the Company started in May 2009, he was not eligible to participate in the AMIP Plan for 2009. In order to ensure that his incentives were tied to the same key financial and operating metrics as other officers, the Board authorized a 2009 bonus program for Mr. Doleshek that utilizes the same performance metrics as Mr. Parks’ AMIP II participation for 2009. The non-equity incentive compensation listed for Mr. Doleshek in the Summary Compensation Table was derived by using these metrics.

The 2009 targets were as follows for the named executive officers:

• Mr. Rattie	100%
• Mr. Stanley	90%*
• Mr. Doleshek	90%
• Mr. Neese	60%*
• Mr. Jepperson	60%
• Mr. Parks	60%

*	This percentage includes the Market Resources Employee Incentive Plan (Market Resources EIP) which applies a 12.5% target. The Market Resources EIP applies to all employees (except those classified as temporary or occasional part-time) who work for Market Resources subsidiaries and are scheduled to work at least 20 hours per week.

In February 2010, the Committee determined the 2009 Market Resources’ payout to be 160% of its target amount while Questar Pipeline paid out 140% of its target amount and Questar Gas paid out 152% of its target amount.

LONG-TERM CASH INCENTIVE PLAN

The LTCIP ties compensation for key executives to total shareholder return relative to a mix of peer companies over a longer-term (three-year) performance period. Payouts from the LTCIP, if any, are based on the Company’s total shareholder return (TSR) compared with a group of peer companies. The peer group includes a mix of E&P, pipeline, utility and integrated natural gas companies as set forth below:

Cabot Oil and Gas Company	Noble Energy, Inc.
Chesapeake Energy Corporation	Northwest Natural Gas Company
El Paso Corporation	ONEOK, Inc.
Energen Corporation	Pioneer Natural Resources Company
EOG Resources, Inc.	Plains Exploration & Production Company
Equitable Resources, Inc.	St. Mary Land & Exploration Company
Forest Oil Corporation	Southwestern Energy Company
National Fuel Gas Company	Ultra Petroleum Corporation
Newfield Exploration Company	The Williams Companies, Inc.

This list may not be the same as the peer list used for total compensation provided earlier in this proxy statement, although both focus on direct industry peers. The Company uses a single peer group for all officers under the LTCIP. In contrast, when setting total annual and long-term incentive compensation, the Committee attempts to tailor compensation to a relevant peer group for each officer.

The Company calculates three-year TSR as the sum of the average December stock price in the last year of the performance period, plus dividends paid over the full performance period, divided by the average December stock price in the month prior to the start of the performance period. The average December stock price is the simple average closing price for each trading day in December. The Company then ranks its three-year TSR among the peer companies to determine the TSR Rank Multiplier. The payout based on rank is multiplied by the ratio of the Questar stock price at the end of the three-year period divided by the Questar stock price at the beginning of the three-year period (Stock Appreciation Multiplier). Participants earn the maximum bonus if the Company has the highest TSR of its peer group. Participants earn the target bonus if the Company’s TSR ranks at the midpoint of the peer group. If the Company’s TSR for the performance period places it in the bottom third of the group, no bonus is paid under the LTCIP. There are currently three outstanding performance periods: 2008 through 2010, 2009 through 2011, and 2010 through 2012.

The calculation is as follows: Target Award x TSR Rank Multiplier x Stock Appreciation Multiplier = LTCIP Payout. The maximum payment under the LTCIP for any performance period is currently capped at $8 million.

The Company made payments under the LTCIP to the named executive officers for the 2007-2009 period in February 2010, and the amounts are reflected in the Summary Compensation Table (along with amounts paid under AMIP or AMIP II) in column (g). The Company’s average annual TSR for that period was 2%, which ranked 11th out of the 19 peer companies.

EQUITY AWARDS

The LTSIP is intended to (1) help attract and retain key executives and (2) ensure that executive officers have a significant incentive to manage the Company to maximize long-term shareholder returns. The value of the grant to each executive is tied to the Committee’s estimate of the market 50th percentile, adjusted to take into account performance, retention, the executive’s pay relative to other Company executives and other factors deemed by the Committee to be appropriate.

The Committee utilizes both restricted stock and stock options as equity incentive tools. The Committee recommends and the Board approves restricted stock and option grants, including those shown in the Grants of Plan-Based Awards table.

For awards granted in 2009, the vesting schedule of the restricted stock grants extends over a three-year period, starting the year after the date of grant with one third of the shares vesting in each of the remaining years. These shares do not automatically vest upon retirement.

The Company typically makes annual equity grants in February. The Committee did not consider or approve any equity grants for named executive officers in 2009 other than in February, with the exception of Mr. Doleshek, who was granted equity awards upon hiring. The Company does not backdate stock options or alter the exercise price after the grant date. As set forth in the LTSIP, the Board sets the option price at the time the option is granted, and that price cannot be less than the closing price of the Company’s common stock on the date of grant.

The Committee established a stock-ownership guideline for each named executive officer that is a multiple of his base salary. Under the guidelines, all named executive officers are required to own shares having a value of at least three times their annual base salary and, in Mr. Rattie’s case, eight times his base salary. These guidelines are intended to align the named executive officers’ interests with those of shareholders, while allowing them some opportunity to diversify their holdings. Phantom stock units attributable to deferred compensation are counted toward the total.

The Company’s Insider Trading Policy prohibits executive officers from short sales, selling options or derivatives covering the Company’s securities, and other similar transactions.

EXECUTIVE SEVERANCE COMPENSATION PLAN

The named executive officers participate in the Company’s Executive Severance Compensation Plan, which provides for benefits upon qualifying terminations of employment occurring on or within three years following a change in control of the Company. The Company and the Committee believe that this plan helps ensure that the Company attracts and retains the executive talent needed to achieve corporate objectives, particularly assuring that executives direct their attention to their duties, acting in the best interests of the shareholders, notwithstanding the possibility of a change in control. This plan is described, and estimates of payments to the named executives as of December 31, 2009, are set forth in the section entitled “Potential Payments upon Termination.”

EMPLOYMENT CONTRACTS

Messrs. Rattie, Stanley and Doleshek entered into employment agreements upon joining the Company.

Mr. Rattie signed a new employment contract effective February 1, 2004, which is on file with the SEC’s EDGAR system as Exhibit 10.15 to the Company’s 2003 Annual Report on Form 10-K, and amendments thereto are included as exhibits to the Company’s Current Reports on Form 8-K filed on May 18, 2005, March 5, 2007 and January 6, 2009. The contract establishes Mr. Rattie’s three-year employment period, which originally expired February 1, 2007, but was automatically extended. It also sets forth various termination scenarios (death or disability, with or without cause, and by the executive) and the methods of calculating the amounts due to Mr. Rattie under each of those scenarios. The contract includes certain restrictive covenants such as non-solicitation of employees and confidentiality that apply upon termination.

The Company’s current agreement with Mr. Stanley became effective on February 1, 2004. It is on file with the SEC’s EDGAR system as Exhibit 10.16 to the Company’s 2003 Annual Report on Form 10-K, and amendments thereto are included as exhibits to the Company’s Current Reports on Form 8-K filed on May 18, 2005, and January 6, 2009. The terms of Mr. Stanley’s contract are substantially identical to Mr. Rattie’s contract except for the amount of compensation, and Mr. Stanley’s contract specifically limits him to receiving the higher of any payment received under the Company’s Executive Severance Plan, or under his employment contract in the event of a change in control, but not both.

The Company’s agreement with Mr. Doleshek became effective on May 7, 2009. It is on file with the SEC’s EDGAR system as Exhibit 10.1 to the Company’s Form 10-Q Report for the quarter ended June 30, 2009. Mr. Doleshek’s agreement is similar to Mr. Stanley’s except for the following differences: the amount of compensation; it includes an initial three-year employment term to be extended by one year on the second anniversary date and each year thereafter; the definition of the term “good reason”; and the terms upon which payment will be made under the contract.

The amounts due to these officers under various termination scenarios, calculated as of December 31, 2009, are set forth in the section entitled “Potential Payments upon Termination.”

QUALIFIED RETIREMENT PLANS

The Company maintains both a defined-contribution retirement plan (the 401(k) Plan) and a defined-benefit retirement plan (the Pension Plan). The named executive officers participate in both of these plans. These plans are described in the narrative to the “Retirement Plans” section.

OTHER BENEFITS

The named executive officers also receive or have the opportunity to participate in other benefit plans offered by the Company to most of its employees. These benefits include medical and dental coverage; a cafeteria plan (which includes flexible health-care spending account and dependent-care spending account features); basic life insurance paid by the employer (providing one-times base salary); employee-paid supplemental life insurance (up to four-times base salary, but not to exceed $750,000); business-travel accident insurance; catastrophic accident insurance; participation in a long-term disability plan; and the employee-assistance program. The executive officers also receive paid time off, paid holidays, and are eligible to participate in the Company’s short-term disability program, which provides benefits (such as continued salary payments) for leave up to 16 weeks due to the employee’s serious health condition.

NONQUALIFIED DEFERRED COMPENSATION PLANS

The Company allows the named executive officers, along with certain other key employees, to defer the receipt of compensation under the Deferred Compensation Wrap Plan (Wrap Plan). The Company and the Committee believe that a Deferred Compensation Program is necessary for hiring and retention purposes. The Wrap Plan includes both a Deferred Compensation Program and a 401(k) Supplemental Program. The Deferred Compensation Program of the Wrap Plan allows officers and certain key employees to defer a portion of their base salaries and actual cash bonuses until termination, death or disability. Most of the deferred amounts may be treated either as if invested in Company stock or as if invested in ten-year U.S. Treasury notes. A specified percentage of amounts deferred receive a matching contribution, which is treated as if invested in Company stock. The 401(k) Supplemental Program of the Wrap Plan allows officers and certain key employees whose compensation has reached the IRS-imposed limit ($245,000 in 2009) to continue to defer 6% of their salaries in excess of this limit and to receive a Company match on this deferred amount as if that amount had been invested in the 401(k) Plan, but for the compensation limit. The amounts deferred in this program and the Company match are treated as if invested in Company stock.

The named executive officers also participate in the Supplemental Executive Retirement Plan (SERP), a non-qualified plan, which allows for the receipt and deferral of retirement benefits once the named executive officer’s compensation has reached the IRS-imposed limit ($245,000 in 2009) and his compensation above the limit cannot be taken into account in determining the qualified pension benefits. The SERP is described in more detail under the “Retirement Plans” section of the Compensation Tables.

PERQUISITES

The Company limits the perquisites granted to officers and does not allow officers the personal use of the Company’s cars or the Company’s airplane, nor does it reimburse for country-club memberships, supplemental welfare benefit plans, or executive dining-room service. The Company will reimburse officers for up to 70% of costs associated with tax preparation and other personal financial advice up to a cap of $3,000 per year (i.e., a maximum reimbursement of $2,100). During the calendar year of an officer’s retirement, the limit is increased to 70% of cost up to a cap of $6,000 (i.e., a maximum reimbursement of $4,200 in the year of retirement).

TAX CONSIDERATIONS

Section 162(m) of the IRC precludes the Company from deducting compensation paid in excess of $1 million per year to any executive officer listed in the Summary Compensation Table, except the chief financial officer. Performance-based compensation, however, is not subject to this deductibility limit. In 2009, the AMIP II payments, LTCIP payments, stock option exercises and stock option awards qualified as performance-based compensation under 162(m), and are tax-deductible to the Company. When structuring the compensation paid to the Company’s named executives, the Committee considers the provisions of this federal tax rule. The Committee has in the past awarded, and may in the future award, compensation that is not deductible if, in the Committee’s judgment, doing so is necessary to achieve an appropriate compensation structure.

PAY AND RISK DISCLOSURE

The Management Performance Committee, with the assistance of Hewitt, assessed the Company’s compensation policies and program for all employees for purposes of risk management. After that assessment, the Committee determined that those policies do not create risks that are reasonably likely to have a material adverse effect on the Company. The Committee determined that the compensation policies and program are balanced across multiple financial and operating metrics and time periods, thus supporting sound risk management.

COMPENSATION TABLES

SUMMARY COMPENSATION TABLE

The following table includes information about compensation for the chief executive officer, the two executives who served as the Company’s chief financial officer during 2009, and the three other highest-paid executive officers of the Company.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($)[1] (e)	Option Awards ($)[1] (f)	Non-Equity Incentive Plan Compensation ($)[2] (g)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[5] (h)	All Other Compensation ($)[7] (i)	Total ($) (j)

Keith O. Rattie[8] Chairman of the Board, President & Chief Executive Officer	2009 2008 2007	900,000 883,333 783,333	0 0 0	1,061,400 2,153,200 821,500	1,254,000 335,400 865,600	1,718,548 1,166,667 1,628,560	[3]	543,823 498,257 270,456	29,268 28,548 18,692	5,507,039 5,065,405 4,388,141

Richard J. Doleshek Executive Vice President & Chief Financial Officer	2009	293,365	0	2,031,600	868,000	622,688	[6]	44,457	349,726	4,209,836

Charles B. Stanley Executive Vice President & Chief Operating Officer	2009 2008 2007	700,000 700,000 620,000	0 0 0	566,080 1,937,880 657,200	902,880 0 649,200	1,285,699 1,307,500 1,548,972	[3], 4	417,623 350,935 148,929	23,987 27,462 13,700	3,896,269 4,323,777 3,638,001

Thomas C. Jepperson[8] Vice President & General Counsel	2009 2008 2007	320,000 315,833 289,167	0 0 0	70,760 290,682 164,300	250,800 0 0	462,599 328,360 330,990	[3]	406,490 477,412 219,266	18,114 17,394 16,673	1,528,763 1,429,681 1,020,396

Jay B. Neese Senior Vice President	2009 2008 2007	330,000 330,000 295,000	0 0 0	0 538,300 413,610	668,800 0 0	496,739 412,323 333,547	[3,4]	361,794 319,255 128,748	28,544 26,608 19,287	1,885,877 1,626,486 1,190,192

Stephen E. Parks[5] Retired	2009 2008 2007	170,000 336,667 318,333	0 0 0	1,469,536 538,300 164,300	0 0 0	324,224 347,320 476,895	[3]	0 408,143 179,569	18,498 17,394 17,154	1,982,258 1,647,824 1,156,251

[1]

The equity award values show the full grant date fair value of stock and option awards including recomputed amounts. The Total column shows total compensation for the prior years, recalculated to include the new equity award values.

[2]	Column (g) includes the amounts paid under two non-equity incentive plans. The amounts paid under each plan are set forth below.

Name	AMIP/AMIP II Payments		LTCIP Payments		Market Resources Employee Plan
Keith O. Rattie	$1,383,750		$334,798
Richard J. Doleshek	$622,688		$0
Charles B. Stanley	$868,000		$251,099		$166,600
Thomas C. Jepperson	$295,200		$167,399
Jay B. Neese	$250,800		$167,399		$78,540
Stephen E. Parks	$156,825	*	$167,399	*

*	Retired July 1, 2009. This amount is prorated.
[3]

In addition to their payments under AMIP II, Mr. Stanley received a payment in February 2010 of $166,000 under the terms of the 2009 Market Resources Employee Incentive Plan and Mr. Neese received a payment of $78,540 under that Plan.

[4]

The amounts in Column (h) represent the actuarial increase in the present value of the named executive officer’s benefits under the Pension Plan and the SERP. These estimates are determined using interest-rate and mortality-rate assumptions consistent with those used in preparing the consolidated financial statements included in Item 8 of Part II of the Company’s 2009 Form 10-K.

[5]	Mr. Parks retired effective July 1, 2009.
[6]

Mr. Doleshek joined the Company in May 2009, too late in the year to participate in the 2009 AMIP or the 2009 – 2011 LTCIP. While technically not an award under AMIP, this amount was calculated by utilizing AMIP metrics.

[7]	List of items included in Column (i) of Summary Compensation Table:

Name	401(k) Employer Match ($)	401(k) Employer Non- Matching Contribution ($)	Paid Time- Off Sold ($)	Relocation Payment ($)	Total
Keith O. Rattie	11,760	200	17,308	0	29,268
Richard J. Doleshek	8,146	0	0	341,580	349,726
Charles B. Stanley	14,700	200	9,087	0	23,987
Thomas C. Jepperson	11,760	200	6,154	0	18,114
Jay B. Neese	14,700	200	13,644	0	28,544
Stephen E. Parks	11,760	200	6,538	0	18,498

[8]

None of the named executive officers received a salary increase in 2009. Messrs. Rattie and Jepperson’s 2008 salary increases occurred effective March 1 of that year, so their base salaries for 2008 show two months of salaries at the 2007 level.

GRANTS OF PLAN-BASED AWARDS FOR 2009

This table shows the plan-based awards granted to the named executives during 2009. For non-equity incentive plans, it sets forth the ranges of possible awards. For stock awards, the table shows the number of shares or option shares granted and the grant-date fair values of those awards.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise or Base Price of Option Awards ($/share) (k)	Grant Date Fair Value of Stock & Option Awards ($) (l)
		Threshold[1] ($) (c)		Target ($) (d)	Maximum ($) (e)
Keith O. Rattie	Feb. 10, 2009	262,500	[2]	1,050,000	3,150,000	30,000	0	35.380	1,061,400
		11,250	[3]	900,000	1,500,000	0	0	0.000	0
		0		0	0	0	150,000	35.380	1,254,000

Richard J. Doleshek[5]	May 7, 2009	0	[2]	0	0	60,000	0	33.860	2,031,600
		400,000		405,000	810,000	0	0	0.000	0
		0		0	0	0	100,000	33.860	868,000

Charles B. Stanley	Feb. 10, 2009	150,000	[2]	600,000	1,800,000	0	108,000	35.380	902,880
		40,688	[3]	542,500	1,085,000	0	0	0.000	0
		7,000	[4]	87,500	175,000	16,000	0	35.380	566,080

Thomas C. Jepperson	Feb. 10, 2009	35,000	[2]	140,000	420,000	2,000	0	35.380	70,760
		2,400	[3]	192,000	384,000	0	0	0.000	0
		0		0	0	0	30,000	35.380	250,800

Jay B. Neese	Feb. 10, 2009	62,500	[2]	250,000	750,000	0	80,000	35.380	668,800
		11,756	[3]	156,750	313,500	0	0	0.000	0
		3,300	[4]	41,250	82,500	0	0	0.000	0

Stephen E. Parks	June 16, 2009	0		0	0	26,832	0	34.330	921,146	[6]
	Feb. 10, 2009	2,550	[3]	204,000	408,000	15,500	0	35.380	548,390

[1]	It is possible for the award to be zero under both the LTCIP and AMIP/AMIP II if performance falls below the threshold levels.

[2]

This row represents the range for the three-year performance period of 2009–2011 under the LTCIP. These amounts will be multiplied by the stock-price multiplier as described under “Long-Term Cash Incentive Plan” above. The amounts paid under the Plan for this performance period are subject to a cap of $8 million.

[3]	This row represents the AMIP or AMIP II opportunities for the 2009 performance year. The amounts paid under AMIP II were subject to a cap of $1.5 million.
[4]	Messrs. Stanley and Neese also participate in the Market Resources Employee Incentive Plan which is shown here.
[5]	Mr. Doleshek joined the Company in May 2009, too late in the year to participate in the 2009 AMIP or the 2009 – 2011 LTCIP.
[6]	Mr. Parks retired mid-year. Because he delayed retirement until a successor was identified, the Board decided to vest Mr. Parks’ equity on an accelerated basis.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2009

This table shows outstanding equity awards for the named executive officers. All values shown are as of December 31, 2009.

Option Awards							Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)		Number of Securities Underlying Unexercised Options Unexercisable (#) (c)		Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock that have not Vested (#) (g)		Market Value of Shares or Units of Stock that have not Vested ($) (h)
Keith O. Rattie	100,000	[1]	0		13.710	02/01/11
	200,000	[1]	0		14.005	02/13/11
	280,000	[1]	0		11.475	02/11/12
	300,000	[1]	0		13.555	02/11/13
	0		200,000	[2]	38.570	10/24/12
	26,668	[3]	53,332	[3]	41.075	02/13/15
	0		30,000	[3]	53.830	02/12/16
	0		150,000	[4]	35.380	03/05/16	83,332	[6]	3,464,111

Stephen E. Parks	43,200	[1]	0		7.500	02/08/10
	80,000	[1]	0		14.005	02/13/11
	90,000	[1]	0		11.475	02/11/12
	96,000	[1]	0		13.555	02/11/13

Richard J. Doleshek	0		100,000	[5]	33.860	05/07/16	60,000	[7]	2,494,200

Charles B. Stanley	172,000	[1]	0		11.975	01/31/12
	112,000	[1]	0		11.475	02/11/12
	150,000	[1]	0		13.555	02/11/13
	0		200,000	[2]	38.570	10/24/12
	20,000	[3]	40,000	[3]	41.075	02/13/15
	0		108,000	[4]	35.380	03/05/16	62,666	[6]	2,605,026

Thomas C. Jepperson	10,424	[1]	0		14.005	02/13/11
	8,612	[1]	0		11.475	02/11/12
	8,798	[1]	0		13.555	02/11/13
	0		30,000	[4]	35.380	03/05/16	8,732	[8]	362,989

Jay B. Neese	17,910	[1]	0		13.555	02/11/13
	0		80,000	[4]	35.380	03/05/16	14,250	[9]	592,373

[1]	The grant dates of these options were ten years prior to the expiration dates.

[2]	The grant dates of these options were seven years prior to the expiration dates. They vested on February 1, 2010.
[3]	The grant dates of these options were eight years prior to the expiration dates and vest in three equal installments starting two years after grant date.
[4]	The grant dates of these options were seven years prior to the expiration dates and vest in three equal installments starting one year after grant date.
[5]	The grant dates of these options were seven years prior to the expiration dates and vest three years after grant date.
[6]

These shares vest in three equal installments starting two years after the grant date except for shares granted in 2009, which vest in three equal installments starting approximately one year after the grant date.

[7]	These shares vest in three equal installments starting one year after the grant date.
[8]	These shares vest in three equal installments starting one year after the grant date except for shares granted in 2008 which vest in three equal installments starting two years after the grant date.
[9]

These shares vest generally as follows: 1) shares granted in February, 2007, vest in three equal installments starting one year after the grant date; 2) shares granted in October 2007 vest in four equal installments starting two years after the grant date; and 3) shares granted in 2008 vest in three equal installments starting two years after the grant date.

OPTION EXERCISES AND STOCK VESTED IN 2009

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) [1,2] (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) [3] (e)
Keith O. Rattie	0	0	37,334	1,250,062

Richard J. Doleshek	0	0	0	0

Charles B. Stanley	0	0	31,334	1,050,257

Thomas C. Jepperson	0	0	10,334	340,527

Jay B. Neese	0	0	14,750	494,800

Stephen E. Parks	45,000	1,423,050	36,498	1,246,427

[1]	This column shows the value realized on exercise, but does not necessarily indicate a sale of the shares upon exercise.

[2]	The value realized equals the difference between the option exercise price and the fair-market value on the date of exercise multiplied by the number of shares for which the option was exercised.
[3]	The value realized equals the market value on the vesting date multiplied by the number of shares vested.

RETIREMENT PLANS

The 401(k) Plan allows employees to defer and contribute a portion of their compensation up to the IRS-imposed maximum annual deferral amount. The Company provides matching contributions up to 6% of a participant’s eligible compensation that is contributed. Messrs. Stanley and Neese, like all participating Market Resources employees, receive matching contributions on 100% of their contributions up to 6% of their eligible compensation. All other named executives receive a 100% match on their contributions up to the first 3% of eligible compensation, and a 60% match on the next 3% contributed, for an overall match of 80%. The employee deferrals and matching contributions are invested in mutual funds or other alternatives, including Company stock, as directed by the participant.

The Pension Plan is 100% funded by Company contributions. Funding is based on regulatory requirements using actuarial calculations. The Pension Plan provides for a basic annual benefit that is calculated by multiplying the employee’s final average earnings by 1.3% and then multiplying such sum by the employee’s years of service (to a maximum of 25). The final average earnings number is defined as the average annual earnings (including annual incentive payments, but not long-term incentive payments) for the three consecutive years with the highest earnings within the last ten years of employment. This basic benefit is increased for each year of service in excess of 25 (multiplying final average earnings by .5%). Participants may also receive a permanent supplemental benefit that is calculated by multiplying the difference between the participant’s final average earnings and the “covered compensation” by a factor that varies by age. (The term “covered compensation” refers to the 35-year-average Social Security wage base tied to the year of a participant’s birth). Employees who are at least age 55 with 10 years of service are eligible for and may commence early retirement with a reduction to their benefit by .2083% per month prior to age 62. Employees eligible for and taking early retirement prior to age 62 also receive a temporary supplement until age 62 that is tied to years of service. A participant vests in his or her benefit — that is, the benefit that is accrued will not be forfeited back to the Plan — when his or her employment includes five years of vesting service. An individual is credited with one year of vesting service for each 12-month period in which he or she worked at least 1,000 hours. Participants with a vested benefit who terminate employment before age 55 with ten years of credited service (2,080 hours equals a year of service) are considered “terminated vested” participants. Such participants may commence their benefit under the Pension Plan as early as age 55, but such benefit is reduced by .5% per month prior to age 65. Notwithstanding the lump sum nature of the disclosure in the table below, if the present value of the accrued benefit exceeds $5,000, benefits must be taken as a monthly annuity for the life of the participant and a survivor annuity for the participant’s spouse or beneficiary, if applicable. Optional annuity forms of benefit payment are available.

Federal tax laws limit both the amount of a participant’s annual compensation that can be used to determine benefits under qualified retirement plans and the amount of benefits that can be paid to a participant from such plans. The 401(k) Supplemental Program of the Wrap Plan and the SERP, nonqualified plans, were adopted to compensate officers who are affected by these limits. The 401(k) Supplemental Program allows participants to defer up to 6% of their compensation in excess of the federal tax limit and receive the Company matching contribution on such deferral as if it had been contributed to the 401(k) Plan absent such limits (see the Nonqualified Deferred Compensation Table and corresponding notes for more discussion of the 401(k) Supplemental Program). The SERP provides retirement benefits equal to the difference between the benefits payable under the Pension Plan and the benefits that would be payable under such plan if the limits on the annual compensation were not applicable and if the participant had not voluntarily chosen to defer any compensation under the terms of the Company’s Wrap Plan.

Any accrued SERP benefit as of December 31, 2004 was grandfathered under the provisions of the SERP in existence prior to January 1, 2005, which allowed for payment of a monthly annuity, a lump-sum payment, or limited annual installments beginning on or within five years of the participant’s retirement date. Subject to the requirements of IRC Section 409A, any distributions of SERP benefits which accrued on or after January 1, 2005, are made in lump-sum cash payments or limited annual installments upon a date elected by the participant on or after the participant’s termination, death or disability, but no earlier than age 55. All of the officers, except Mr. Doleshek, who are listed in the Summary Compensation Table have vested benefits under the 401(k) Supplemental Program and the SERP; all of the listed officers earned annual compensation in excess of the 2009 cap of $245,000.

PENSION BENEFITS

Name (a)	Plan [1] (b)	Number of Years Credited Service (#) [2] (c)	Present Value of Accumulated Benefit ($) [5,6] (d)	Payments During Last Fiscal Year ($) (e)
Keith O. Rattie	Pension Plan	9	283,773
	SERP	9	2,202,979	0

Richard J. Doleshek[3]	Pension Plan	1	23,554
	SERP	1	20,903	0

Charles B. Stanley	Pension Plan	8	178,434
	SERP	8	1,237,930	0

Thomas C. Jepperson[4]	Pension Plan	21.76	687,207
	SERP	21.76	1,211,915	0

Jay B. Neese[4]	Pension Plan	32	649,315
	SERP	32	1,238,445	0

Stephen E. Parks[7]	Pension Plan	35	0	48,179
	SERP	35	0	874,042

[1]	The Pension Plan is a defined-benefit plan qualified for favorable treatment under the IRC.
[2]

Under the terms of the Pension Plan, if the participant has worked 1,000 hours with a participating company in the last year of service, a full year of credit is given. For less than 1,000 hours in the last year of service, the calculation is based on 190 hours per month divided by 1,000 hours.

[3]	Mr. Doleshek is not yet vested in the Pension Plan.
[4]

Messrs. Neese and Jepperson also have a supplemental retirement benefit in lieu of vacation. When the Company changed its vacation policy as of January 1, 1997, each employee was credited with this benefit, which was calculated by multiplying the December 31, 1996, base salary by the hours accrued under the service-date vacation schedule in place prior to the change. These benefits are frozen and include $6,923 for Mr. Neese and $1,616 for Mr. Jepperson.

[5]	The benefit is calculated at age 62, the earliest age at which a participant may retire under the plan without any benefit reduction due to age.
[6]	Assumptions for the Present Value of Accumulated Benefit Calculation

Based on an assumed retirement age of 62 (the earliest age at which a participant may retire under the Plan without a benefit reduction) and the year-end financial disclosure assumptions, that is:

•	Discount rate: 6.50% for 12/31/09 and for 12/31/08;

•	Post-normal retirement age (NRA) mortality: 12/31/09 RP 2000, projected to 2010; 12/31/08: 2000 projected to 2009. Note that no mortality is assumed prior to NRA for proxy disclosure purposes;

•	Marital status: 90% married, 10% single for male executives;

•	Spouse age: spouse three years younger; and

•	Form of payment: 50% joint & survivor annuity if married, single life annuity if single.

[7]	Mr. Parks retired effective July 1, 2009.

NONQUALIFIED DEFERRED COMPENSATION

Name (a)	Contributions in Last FY ($) [1,2] (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) [3] (d)	Aggregate Withdrawals/ Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)
Keith O. Rattie	99,300	79,440	21,345	0	1,824,137

Richard J. Doleshek	1,777	1,422	0	0	3,231

Charles B. Stanley	125,950	97,750	14,527	0	1,155,327

Thomas C. Jepperson	22,702	18,161	1,943	0	179,712

Jay B. Neese	75,421	28,838	5,281	0	357,731

[1]

The named executives automatically participated in the 401(k) Supplemental Program of the Wrap Plan when their compensation exceeded the compensation cap ($245,000 in 2009 and adjusted for inflation thereafter) and they could no longer make deferrals to the 401(k) Plan. Six percent of compensation in excess of the compensation cap is treated as if contributed to the 401(k) Plan and receives the applicable employer match provided for in the 401(k) Plan. Deferred amounts and the corresponding employer match are accounted for as if invested in Questar stock and are credited with applicable dividends.

[2]

In 2009, Messrs. Stanley and Neese deferred compensation under the Deferred Compensation Program of the Wrap Plan. Under the terms of this program, an employee may elect to defer from $5,000 to 50% of annual compensation. Six percent of any deferred compensation receives a Company match as if contributed to the Company’s 401(k) Plan. This 6% of the deferred amount, as well as the employer match, is accounted for solely as if invested in Questar stock (and will receive applicable dividends). As to the remaining deferred amounts, employees may elect to have all or some (in increments of 25%, 50%, 75% or 100%) of the deferred compensation accounted for as if either 1) invested in Questar stock (and credited with applicable dividends) or 2) invested in Treasury Notes and credited with interest based on the appropriate 10-Year Treasury Note rate as quoted in The Wall Street Journal.

[3]	Aggregate earnings are not included in the Summary Compensation table because they do not consist of any above-market or preferential earnings.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Payments to Executives with Employment Contracts

The table below shows the potential payments to Messrs. Rattie, Stanley and Doleshek under various termination scenarios, calculated pursuant to the terms of their employment agreements. Estimated benefits were calculated assuming the termination date occurred on December 31, 2009. The accelerated equity payment amounts show the vesting of previously unvested restricted shares and options that would accelerate upon the triggering event. If there is a termination due to death or disability, the executive would receive his base salary for the remainder of the month of termination plus one additional month and a lump sum equal to the target bonus under AMIP, AMIP II and LTCIP (for each performance period that has begun) and any equity grants pursuant to the terms of the individual grants. If the termination is for cause, or the officer resigns for reasons other than for good reason, the executive would receive any earned but unpaid base salary and paid time-off benefits. If the termination is without cause or there is a resignation for good reason, in addition to any earned but unpaid salary and paid time-off benefits, the executive would receive a lump sum equal to 1) base salary for the remainder of the employment period; 2) an amount equal to the average of the annual cash bonuses the executive actually received under the annual bonus plan(s) for the last three full fiscal years immediately prior to termination; and 3) three times the average of the cash incentive payment the executive actually received under the LTCIP for the last three full fiscal years immediately prior to termination (or any lesser number of years that the LTCIP was in effect for which payments could be determined). Any equity grants will also be accelerated.

Name	Termination for Cause or Resignation	Termination without Cause or Resignation for Good Reason			Death or Disability
	($)	Base + Bonus Payments ($)	Accelerated Equity ($)	Total ($)	Base + Bonus Payments ($)	Accelerated Equity ($)	Total ($)
Keith O. Rattie	143,942	4,347,489	5,019,011	9,366,500	2,968,942	5,019,011	7,987,953
Charles B. Stanley	119,864	3,732,267	3,893,346	7,625,613	2,108,197	3,893,346	6,001,543
Richard J. Doleshek	30,649	1,080,649	3,265,200	4,345,849	473,149	3,265,200	3,738,349

Payments to Executives without Employment Contracts

Messrs. Neese and Jepperson do not have employment contracts. Therefore, any payments due to them upon their termination would be calculated pursuant to the plans detailed in the Compensation Discussion and Analysis, the compensation tables and the terms of equity agreements. For termination due to any reason, each named executive officer would receive payment for any earned but unpaid salary and accrued time-off benefits, and other fully-vested benefits to which he is already entitled or which are required to be provided by law.

The table below shows other potential payments to these executives if termination is due to retirement, death or disability. For termination due to retirement, death or disability, these executives (or their beneficiaries) receive a prorated AMIP or AMIP II award at the end of the fiscal year based on the length of service during the fiscal year when compared to the entire period. Under the terms of LTCIP, individuals also receive a prorated award at the end of the performance period based on the length of service during the performance period when compared to the entire period.

Employee	Termination Due to Retirement		Termination Due to Death or Disability
Name	Non-Equity Incentive Plan Payments ($)		Non-Equity Incentive Plan Payments[1] ($)	Accelerated Equity ($)	Total ($)
Jay B. Neese	0	[2]	496,739	$592,373	$1,089,112

Thomas C. Jepperson	$462,599	[1]	$462,599	$362,989	$825,588

[1]	These Non-Equity Incentive Plan values are the same as those shown on the Summary Compensation Table.
[2]

Mr. Neese is not yet eligible to retire. Therefore, he would not receive non-equity incentive plan payments, nor would any unvested equity automatically vest on an accelerated basis due to a retirement.

Potential Payments upon Termination Following a Change in Control: Executive Severance Compensation Plan

Under the Executive Severance Compensation Plan, participants receive certain severance benefits upon termination following a change in control if such termination is initiated by the employer for any reason other than for cause, death or disability, or by the participant for good reason. The severance benefits include a cash severance payment equal to twice the sum of 1) annual base salary; 2) the higher of the average of the annual bonuses they actually received or the target established for them for the three fiscal years prior to the change in control; plus 3) the target bonus under LTCIP for the single performance period beginning the year of termination. The benefits also include prorated payments under the annual bonus plan(s) and LTCIP. Each participant would also receive a payment representing the difference between the net present value of the benefits under the Pension Plan and SERP calculated at the time of their termination (retirement benefit), and the retirement benefit with two additional years of credited service. Any other payments and benefits provided under other plans due to a change in control would be triggered, i.e. unvested equity would vest under the terms of LTSIP and participants would receive any deferred compensation to which they are entitled under the terms of the Wrap Plan and SERP. Additionally, these named executives would be entitled to medical and dental insurance coverage, basic and supplemental life insurance, accidental death or dismemberment and disability coverage under current employee terms for six months after the date of termination. The Plan includes a gross-up tax provision to make executives whole for the impact of excise taxes under Section 280(G) of the IRC. All severance payments are subject to Section 409A of the Code.

Under the Plan, a Change in Control shall be deemed to have occurred if: (i) any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (Exchange Act)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25% or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of May 19, 1998, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on May 19, 1998, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the Company’s stockholders approve a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60% of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale. A Change in Control, however, shall not be considered to have occurred until all conditions precedent to the transaction, including but not limited to, all required regulatory approvals have been obtained.

If there had been a termination due to a change in control on December 31, 2009, that triggered the severance benefits, the following amounts1, which include any applicable tax gross-up, would have been paid to the named executive officers: Mr. Rattie: $13,877,598; Mr. Doleshek: $4,925,5732; Mr. Stanley: $13,358,6012; Mr. Neese: $3,756,661; and Mr. Jepperson: $2,939,5413.

[1]	These amounts do not include any payments of deferred compensation under the Deferred Compensation Wrap Plan or payment of any SERP benefits.
[2]

Mr. Stanley and Mr. Doleshek’s employment contracts limit their payments to the higher of any amount payable under the Executive Severance Plan or under their employment contracts in the event of a change in control, but not both. Payment under Mr. Doleshek’s employment contract would be higher than under the Plan and reflects a reduction of $9,430 to eliminate any excise taxes.

[3]	The amount listed for Mr. Jepperson also does not include payments that he would receive due to his eligibility for early retirement.

DIRECTOR COMPENSATION

In 2009, non-employee directors were compensated as follows:

Annual Retainer:	$50,000
Committee Retainers:
Chair, Finance and Audit, Management Performance and Executive* Committees	$15,000
Chair, Governance/Nominating Committee	$10,000
Committee Membership
Finance and Audit Committee	$7,500
Other Committees	$5,000
Board Meeting Fee:	$2,000	per Board meeting day
Committee Meeting Fee:	$1,100	($1,500 for Chair)
Telephone Attendance:	$900	(Board Meeting)
	$600	(Committee Meeting – $800 Chair)

*	The Chair of the Executive Committee serves as the Lead Director.

Directors may receive their fees in cash or they may defer receipt of those fees and have them credited with interest as if invested in long-term certificates of deposit or be accounted for with “phantom shares” of the Company’s stock. Directors also received grants of restricted stock. Those directors who defer their fees also defer their restricted stock grants and those grants are accounted for as phantom restricted stock units, meaning that they vest over time like restricted stock. Payments of phantom share balances upon a director’s retirement are made in cash. The Board has adopted stock ownership guidelines for outside directors of three-times their annual fees after a director has served for five years on the Board. Phantom stock units count toward the total shares held. All directors currently comply with those guidelines. Directors also participate in the Company’s Business Accident Insurance Plan which provides a benefit of up $150,000 to the survivor of any employee or director who dies, is totally disabled or suffers dismemberment due to an accident while traveling on business for the Company.

Fees received by individual directors during 2009 are set forth below:

Name (a)	Fees Earned or Paid in Cash ($)[1] (b)	Stock Awards ($)[2,3] (c)	Total ($) (h)
Phillips S. Baker, Jr.	80,900	99,064	179,964

Teresa Beck	89,700	99,064	188,764

R. D. Cash	65,000	99,064	164,064

L. Richard Flury	94,000	99,064	193,064

James A. Harmon	82,000	99,064	181,064

Robert E. McKee III	98,400	99,064	197,464

Gary G. Michael	83,700	99,064	182,764

M. W. Scoggins	88,000	99,064	187,064

Harris H. Simmons	87,600	99,064	186,664

Bruce A. Williamson	77,800	99,064	176,864

[1]	Some directors deferred this amount as described above.
[2]	On February 9, 2010, all directors received a grant of restricted stock or phantom restricted stock.

[3]	Directors had the following aggregate options and unvested stock awards or phantom shares as of December 31, 2009:

Name	Number of Vested Option Shares*	Number of Restricted Shares	Number of Vested Phantom Shares	Number of Unvested Phantom Shares
Phillips S. Baker, Jr.	0	5,815	0	0
Teresa Beck	39,600	0	4,548	5,899
R. D. Cash	14,000	5,815	0	0
L. Richard Flury	14,000	2,800	6,582	3,015
James A. Harmon	14,000	5,899	2,600	0
Robert E. McKee III	14,000	0	3,982	5,815
Gary G. Michael	0	2,800	7,748	3,099
M. W. Scoggins	0	0	3,982	5,815
Harris H. Simmons	42,800	0	6,582	5,815
Bruce A. Williamson	0	0	1,748	5,599

*	None of the directors has unvested options.

MANAGEMENT PERFORMANCE COMMITTEE REPORT

We have reviewed and discussed the Compensation Discussion and Analysis with Management and have recommended its inclusion in the Company’s Annual Report on Form 10-K and in this proxy statement.

Management Performance Committee

L. Richard Flury, Chair

Teresa Beck

James A. Harmon

Robert E. McKee III

Gary G. Michael

M. W. Scoggins

FINANCE AND AUDIT COMMITTEE REPORT

The Finance and Audit Committee originally adopted a Statement of Responsibilities in May of 1997. It has been revised several times since then, most recently in 2007.

Our Committee members are appointed each year by the Board of Directors to review the Company’s financial matters. The Board has determined that each member of our Committee meets the independence requirements set by the NYSE and is financially literate. The Board has also determined that Messrs. Baker, Michael, Simmons and Williamson and Ms. Beck are audit committee financial experts as defined by the Securities and Exchange Commission. No member of the Committee serves as a member of the audit committee of more than three public companies.

We reviewed and discussed with the Company’s officers the audited financial statements for the year ended December 31, 2009. We discussed with representatives of Ernst & Young, LLP, the Company’s independent auditor, the matters required by Statement on Auditing Standards No. 114. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Committee concerning independence, and we have discussed with representatives of Ernst & Young its independence from the Company. We have also discussed with the Company’s officers and Ernst & Young such other matters and received such assurances from them as we deemed appropriate.

We have adopted procedures for pre-approving all audit and non-audit services provided by Ernst & Young. These procedures include reviewing fee estimates for audit services and permitted recurring non-audit services and authorizing the Company to execute letter agreements setting forth such fees. Our approval is required for any services to be performed by Ernst & Young that are not specified in the letter agreements. We have delegated approval authority to our Chair, but any exercises of such authority are reported to us at our next meeting.

Based on our review and discussions, we have recommended to the Company’s Board of Directors the inclusion of the audited financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Finance and Audit Committee

Robert E. McKee III, Chair

Phillips S. Baker, Jr.

Teresa Beck

James A. Harmon

Gary G. Michael

Harris H. Simmons

Bruce A. Williamson

INDEPENDENT AUDITORS

Ernst & Young, LLP billed the Company for services as follows. The fees listed are aggregate fees for services performed for each year regardless of when the fee was actually billed.

	2009 [1]	2008 [2]
Audit Fees:	$1,217,596.00	$1,309,254.00
Audit-related Fees:	106,221.00	100,000.00
Tax Fees:	8,000.00	3,570.00
All Other Fees:	194,027.00	237,879.00

Total	$1,525,844.00	$1,650,703.00

[1]	E&Y estimates included in 2009 Audit Fees:

FERC Forms	$84,000.00
Financial audit fees	73,201.00
Sarbanes-Oxley	10,500.00

[2]	2008 was restated to reflect the difference between estimates and actual payments.

FERC Forms	$32,224.00
Financial audit fees	2,933.00
SOX fees	(3,290.00)

Audit fees, including expenses, relate to Ernst & Young’s fiscal-year audit and interim reviews of the annual financial statements of the Company and its reporting subsidiaries. This category also includes fees for audits provided in connection with statutory filings, including consents and review of documents filed with the Securities and Exchange Commission. Audit fees also include charges related to compliance with the Sarbanes-Oxley Act of 2002.

Audit-related fees are billed for assurance and related services by Ernst & Young that are reasonably related to the performance of the audit or review of the Company’s financial statements, consultations concerning Generally Accepted Accounting Principles, and evaluations of the impact of new requirements mandated by Congress, the Securities and Exchange Commission, and the Financial Accounting Standards Board. These fees also include audits of the Company’s employee-benefit plans.

Tax fees primarily include fees associated with tax audits, tax compliance, tax consulting, and tax planning. We have concluded that the provision of the non-audit services listed above is compatible with maintaining Ernst & Young’s independence.

ITEM NO. 2 – RATIFICATION OF INDEPENDENT AUDITOR

The Board of Directors, upon the recommendation of its Finance and Audit Committee, has affirmed the selection of Ernst & Young, LLP to serve as the Company’s independent auditor for 2010. We are asking shareholders to ratify the selection of Ernst & Young. Although ratification is not required by the Company’s By-laws or otherwise, the Board is submitting the selection of Ernst & Young for ratification because we value shareholder views on the

Company’s independent registered public accounting firm. In the event that shareholders fail to ratify the selection, the Board of Directors and the Finance and Audit Committee will consider the selection of a different firm. Even if the selection is ratified, the Finance and Audit Committee, in its discretion, may select a different independent registered public accounting firm, subject to approval by the Board, at any time during the year if it determines that such a change would be in the best interests of the Company and shareholders.

Representatives of Ernst & Young will be present at the Annual Meeting to answer appropriate questions. They also will have the opportunity to make a statement if they desire to do so.

Recommendation: The Board of Directors recommends that you vote FOR ratification.

ITEM NO. 3 – AMENDMENT OF ARTICLES OF INCORPORATION TO ADOPT A MAJORITY VOTING PROVISION

The Board of Directors has adopted and recommends that shareholders approve an amendment to Article VIII of the Articles of Incorporation to adopt majority voting for uncontested director elections. If the amendment is adopted, the Company will establish procedures requiring a director to tender his or her resignation upon failing to receive a majority of votes cast. Additionally, if the item is approved, the Board will adopt conforming changes to the Bylaws. If this item is not approved, the Company will retain its current plurality voting standard.

In 2009, a shareholder submitted a nonbinding proposal asking the Company to implement majority voting. At the time of the 2009 annual meeting, the board believed that the Company’s plurality voting standard had promoted continuity and stability and had encouraged a long-term perspective on the part of directors. However, after the proposal received support from a majority of shares voted, the Governance/Nominating Committee and then the full Board studied the issue in greater detail. As a result of this review and the growing sentiment among institutional investor groups that majority voting is a favored practice in corporate governance, the Board concluded that it would work to maintain stability and a long-term perspective if shareholders support the management proposal this year. Therefore, the Board is proposing the adoption of a majority voting standard. If adopted, the proposed amendment would mean that majority voting will be implemented at the 2011 Annual Meeting.

If a shareholder returns a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this item in the manner specified by the shareholder. If a shareholder does not specify the manner in which shares represented by a validly executed proxy are to be voted on this matter, such shares will be voted for the proposal.

The proposed revisions to the Articles of Incorporation are included in Appendix A.

Recommendation: The Board of Directors recommends that you vote FOR this amendment.

ITEM NO. 4 – APPROVAL OF AMENDED AND RESTATED QUESTAR CORPORATION LONG-TERM STOCK INCENTIVE PLAN

We are asking our stockholders to approve an amendment and restatement of the Company’s Long-Term Stock Incentive Plan (the “Stock Plan”) which the Company’s Board of Directors approved on February 9, 2010, to be effective on May 18, 2010, subject to approval of our stockholders. The Stock Plan was originally approved by stockholders in May of 1991, with the last significant amendment with stockholder approval in May of 2001. Minor modifications which did not require stockholder approval were made in October, 2008. The proposed amendment and restatement would effect the following material changes to the Stock Plan:

a.	Extend the duration of the Stock Plan to May 17, 2020;

b.	Reserve an additional 2,300,000 shares of common stock to be available for awards under the plan;

c.	Provide that “full-value awards,” meaning those awards of restricted stock, restricted stock units, performance shares, or other awards which are not subject to payment of an exercise or purchase price, will be counted against the shares available for issuance in a 2-to-1 ratio;

d.	Provide that shares tendered or withheld to satisfy tax withholding obligations or to pay exercise prices will not be available for future awards under the Plan;

e.	Provide that the maximum number of options and stock appreciation rights that may be granted to any single Participant in any given fiscal year shall be 1,000,000 shares;

f.	Change the limit on performance shares or stock unit awards granted to any single participant for any performance period to $5 million, if paid in cash, or 100,000 shares of Stock, if paid in Stock;

g.	Eliminate any restriction on the number of awards that can be issued as incentive stock options;

h.	Expand the list of performance criteria that may be used for awards intended to comply with Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”);

i.	Allow for non-tandem stock appreciation rights;

j.	Amend the definition of a Change in Control;

The existing Stock Plan is set to expire in February, 2011.

The use of the Stock Plan has been a key component of the Company’s compensation program. The awards granted assist the Company in attracting and retaining officers, key employees, directors and consultants. As of December 31, 2009, there were 8,253,083 shares of common stock available to issue as awards and 5,536,353 are subject to outstanding awards. We are unable to determine how many, if any, of the shares subject to outstanding awards may be forfeited or expire unvested or unexercised and, thus, may be returned to the Stock Plan for future grants under the plan. Accordingly, the Company’s Board and Management Performance Committee have determined that the number of shares remaining available for issuance under the existing Stock Plan is insufficient to continue to meet the Company’s needs for future grants during the coming years to attract, retain and incentivize employees, officers, non-employee directors and consultants.

The Stock Plan is an “omnibus” plan under which incentive stock options, nonqualified stock options, restricted stock, stock appreciation rights, performance shares, and other stock-based awards may be granted (the “awards”). As amended, the Stock Plan remains an omnibus plan, with the provisions relating to performance shares and stock units revised in a manner intended to ensure that any performance shares, if used, could still comply with the requirements of Section 162(m) of the Internal Revenue Code.

A copy of the amended Stock Plan is included as Appendix B.

The following summary provides a general description of the material features of the Stock Plan. The summary is not complete, however, and is qualified in its entirety by reference to the full text of the plan attached as Appendix B. The purposes of the Stock Plan are to (i) enhance the Company’s ability to attract and retain talented individuals to serve the Company and (ii) encourage officers, selected key employees, non-employee directors, and consultants to acquire and retain a proprietary interest in the Company and to give such individuals an increased incentive to contribute to the Company’s future growth and to devote their abilities and energies to the Company’s success.

Administration

The Stock Plan is administered by the Management Performance Committee of the Company’s Board of Directors (the “Committee). The Committee has the authority to select the eligible employees, directors and consultants to whom awards are granted and to determine the types of awards and the number of shares covered by awards. The Committee is also responsible for establishing the terms, conditions, and provisions of all awards, subject to the terms of the Stock Plan, and to make any determinations that involve the Stock Plan’s administration. The Committee may delegate to specified officers the authority to grant awards (except with regard to awards granted to non-employee directors or other Section 16 individuals).

Eligibility

Awards may only be granted to directors, officers and employees of or consultants to the Company or any affiliated company who have the capacity to contribute to the success of the Company. As of December 31, 2009, 8 executive officers, 10 non-employee directors and approximately 270 other employees and consultants were eligible to participate in the Stock Plan. Only employees of the Company and its affiliated entities are eligible to receive incentive stock options under the Plan.

Available Shares

As of December 31, 2009, there were 8,253,083 shares remaining and available for issuance under the existing Stock Plan. As of December 31, 2009, there were a total of 5,536,353 shares subject to outstanding awards under the Stock Plan. The amended Stock Plan, if approved, would increase the shares available for issuance by approximately 2,300,000 shares. If an Award is surrendered, forfeited or otherwise lapses, expires or terminates without the actual delivery of the shares, or is settled in cash, the shares subject to those Awards will again be available for issuance under the Stock Plan. However, under the amended Stock Plan, shares that are (1) withheld or “netted” from an award to pay withholding taxes or the exercise price of an award; (2) repurchased on the open market with the proceeds of an option exercise; or (3) subject to an option or stock appreciation right and were not issued upon the net settlement or net exercise of such option or right, will not be available for new awards under the plan. The amended Stock Plan also provides that future grants of “full-value awards,” meaning awards of restricted stock, restricted stock units, performance shares, or other awards which are not subject to payment of an exercise or purchase price, will be counted against the shares available for issuance in a 2-to-1 ratio. The shares available for issuance shall be appropriately adjusted in the event of any stock split, stock dividend, recapitalization, or similar change affecting the common stock of the Company.

The amended Stock Plan provides that no participant may be granted stock options or stock appreciation rights for more than 1,000,000 shares in any fiscal year. In order to comply with the exemption from Code section 162(m) relating to performance-based compensation, any award to a participant covered by 162(m) of any performance shares or stock unit awards for any performance period beginning in any one fiscal year, shall not exceed $5 million if paid in cash, or 100,000 shares of Stock, if paid in Stock.

As mentioned above, the Plan provides for the grant of any or all of the following types of awards: (i) stock options, including incentive stock options and non-qualified options; (ii) stock appreciation rights (including tandem and non-tandem rights); (iii) performance shares; (iv) restricted stock awards or restricted stock units; (v) and other stock based awards. Since the plan’s adoption, the Company has generally issued stock option awards and restricted stock awards, although it has on occasion made certain other awards to non-employee directors of the Company.

Valuation

The fair market value per share of common stock on any relevant date under the Stock Plan is generally the regular closing benchmark price of the stock on the New York Stock Exchange on such date. As of February 26, 2010, the fair market value per share of the Company’s common stock determined on such basis was $41.99.

Options

Options to purchase one or more shares of the Company’s common stock may be granted under the Stock Plan. The Committee may determine to grant options that are either incentive stock options governed by Code section 422, or nonqualified stock options. The Committee will determine other specific terms and conditions of each stock option award, except that the exercise price of any option will not be less than 100% of the fair market value of the stock on the date of the grant, and all options granted under the terms of the Stock Plan may not have a term longer than 10-years.

The option price is payable at the time of exercise in any of the following forms of consideration, to the extent permitted by the Committee: in cash or its equivalent, by tendering unrestricted shares of the Company’s common stock that are already owned by the option holder, by any other lawful method approved by the Committee in an award agreement, or by any combination of the above.

Non-qualified stock options currently granted under the Stock Plan can be transferred to specified family members once they vest. The transferability feature is retained in the Stock Plan as amended.

Stock Appreciation Rights

The Committee may grant stock appreciate rights (or “Rights”) independent of or in connection with an option. The Right shall not be exercisable after the expiration of ten years from the date of grant and shall have an exercise price of not less than 100 percent of the fair market value of the common stock on the date the Right is granted.

Performance Share Awards

The Stock Plan provides for the award of performance shares relating to the attainment of one or more performance goals during a specified performance period. The Company has not issued any awards of performance shares since its inception. To the extent the Committee decides to do so in the future, the Stock Plan provides that the Committee will determine both the performance goals and the performance period that will be associated with a performance award, as well as the method to be used in calculating the amount of payment, if any, at the end of the performance period. The Committee shall also determine whether the payment values shall be paid in cash, shares of the Company’s common stock, or a combination of both.

Performance share awards for “covered employees” subject to Section 162(m) of the Code shall be payable only upon the achievement of certain pre-approved performance goals over a specified performance period, each established by the Committee within the timeframes required by Section 162(m). The Committee may select specific performance goals for any such grant of performance shares from among the following criteria, in either absolute or relative terms, for the Company or any business unit within the Company: (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; and (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

The performance goals must be objective and must satisfy third party objectivity standards under Section 162(m) of the Code and regulations promulgated pursuant to it. Notwithstanding the foregoing, at the time such performance goals are established, the Committee may determine that the goals shall be adjusted to account for any unusual items or specified events or occurrences during the performance period. In addition, unless otherwise provided by the Committee at the time the time the performance goals are established, the criteria shall be adjusted to exclude the effect of any of the following events that occur during the performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items, and (vi) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

Restricted Stock and Restricted Stock Units

Restricted stock and restricted stock units may also be granted under the Stock Plan. A restricted stock grant is a grant of Company common stock that is subject to a “risk of forfeiture” and that cannot be transferred until such forfeiture risk has lapsed. The participant is the owner of such shares and generally has all of the rights and privileges of being a stockholder with respect to such shares, including the right to receive ordinary dividends. A restricted stock unit is an award that entitles the participant to receive a certain number of shares of stock (or cash equal to the fair market value of such shares) upon meeting certain vesting requirements established by the Committee. The Committee may provide the participant with dividend equivalent payments with respect to any restricted stock unit award.

Other Stock-based Awards

The Committee may also grant other awards to participants in the form of common stock, stock units, or other awards, the value of which is based in whole or in part on the value of the Company’s common stock.

Change in Control

Any awards granted under the Stock Plan become vested upon a “change in control” of the Company. As amended, a change in control is defined to include any “individual, entity or group” becoming the beneficial owner of 25 percent or more of the Company’s voting securities, an unapproved change in the majority of the Company’s Board of Directors, the consummation of a merger or consolidation of the Company where the Company’s stockholders do not own at least 60% of the voting power of the surviving entity, the consummation of a sale or disposition of all or substantially all of the Company’s assets, or the stockholder approval of a plan of liquidation or dissolution of the Company.

Tax Consequences

The following discussion summarizes certain federal tax consequences of stock options granted under the Stock Plan based on current provisions of the Internal Revenue Code. It is intended as a general summary only and may not apply to participants who have special tax circumstances. It does not address foreign, state, or local tax consequences, which may differ, and does not address federal gift and estate tax consequences.

The grant of an option will not create any tax consequences for the participant or the Company. Upon exercising a nonqualified stock option, the optionee must recognize ordinary income equal to the difference between the exercise price and the fair market value of the stock on the date of exercise. The Company is entitled to a deduction for the same amount. When disposing of shares received pursuant to the exercise of a nonqualified stock option, the participant will recognize short or long-term gain depending upon the participant’s holding period for such shares. To the extent not offset by capital loss, any long-term capital gain will be taxed at long-term capital gains rates, subject to a current overall maximum rate of 15 percent. A participant’s disposition of shares obtained through exercising a nonqualified stock option has no tax consequences for the Company.

Upon exercising an incentive stock option, a participant generally recognizes no federal taxable income and the Company receives no deduction at the time of exercise. The participant’s tax consequences when disposing of shares obtained pursuant to the exercise of an incentive stock option depend on the length of time the shares have been held. If the participant has held the shares for two years after the incentive stock option was granted and one year after it was exercised, he recognizes long-term capital gain (or loss) equal to the difference between the sale price of the shares and the exercise price. If the participant fails to satisfy these holding periods, he must recognize ordinary income, and the Company is entitled to a deduction equal to the amount of the ordinary income recognized by the participant.

Any incentive stock options granted under the Stock Plan are intended to comply with the requirements imposed by Section 422 of the Internal Revenue Code as amended. Incentive stock options can only be granted to employees of the Company or its subsidiaries. Consequently, nonemployee directors can only be granted nonqualified stock options.

Other Provisions

Without shareholder approval, the Board of Directors cannot amend the Stock Plan if such approval is necessary to comply with any tax or legal requirement.

New Plan Benefits

The Stock Plan was in effect during the most recent fiscal year, and the awards to our executive officers during 2009 are reflected above under the heading entitled Grants of Plan-Based Awards for 2009. It is not possible to determine the awards that will be granted to eligible participants under the Stock Plan as amended.

The Board of Directors recommends a vote “FOR” approval and adoption of the Long-term Stock Incentive Plan.

ITEM NO. 5 – APPROVAL OF PERFORMANCE METRICS AND AMENDED AND RESTATED QUESTAR CORPORATION ANNUAL MANAGEMENT INCENTIVE PLAN II

General

We are asking our stockholders to approve an amendment and restatement of the Company’s Annual Management Incentive Plan II (AMIP II) which the Company’s Board of Directors approved on February 9, 2010, to be effective for any performance periods beginning on or after January 1, 2010, subject to approval of our stockholders. AMIPII was originally approved by the Company’s Board of Directors effective January 1, 2005, and approved by the Company’s shareholders at the Annual Meeting of Shareholders on May 17, 2005. The proposed amendment and restatement would effect the following material changes:

a.	Increase the maximum cash payment that may be made to a participant from $1.5 million to $4 million.

b.	Modify those employees who are eligible to participate to any of the Company’s highest paid officers or key employees who are selected by the Management Performance Committee of the Company’s Board of directors.

c.	Amend the definition of Change in Control.

d.	Make other modifications and clarifications.

In addition, AMIP II lists the specific performance metrics that the Company can choose from when setting performance goals. Compensation under the AMIP II qualifies as “performance-based” compensation under Section 162(m) of the Code. In order to remain in compliance with Section 162(m) and maintain the tax deductibility of its performance-based compensation, the Company is re-submitting the performance metrics in AMIP II to its shareholders, as proposed to be amended by the Board on February 9, 2010, for re-approval.

The amended AMIP II is set forth as Appendix B to this Proxy Statement. The discussion of the amended AMIP II which follows is intended to provide only a summary of the principal features of the plan and is in all respects qualified by, and subject to, the actual terms and provisions of the attached Annual Management Incentive Plan II.

Summary of AMIP II

The purpose of AMIP II is to provide a financial incentive to the key officers and employees of the Company and its subsidiaries to focus their best efforts to pursue and attain major organizational goals. As amended, only those highest paid officers and key employee of the Company and its affiliates who the Management Performance Committee (the Committee) of the Company’s Board of Directors selects are eligible to participate in the Plan. It is intended that those employees who the Committee believes may be “covered employees,” as that term is defined in Section 162(m) of the Code will be selected.

AMIP II is administered by the Committee, which consists of independent directors who are not eligible to participate in the plan. As amended, within 90 days after the beginning of a performance period (but no later than after 25 percent of a performance period has lapsed), the Committee selects the participants and establishes 1) the target bonus for each participant for the relevant performance period, 2) the maximum payout for the attainment of specified performance goals, and 3) the specific performance goals for the Company as a whole, and for each major subsidiary. For those participants who are “covered employees” under 162(m) of the Code, the performance goals must be specific, measurable goals that must satisfy the third-party objectivity standards under Section 162(m) of the Code and related regulations.

The performance goals may include (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; and (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

Notwithstanding the foregoing, the amended AMIP II provides that at the time such performance goals are established, the Committee may determine that the goals shall be adjusted to account for any unusual items or specified events or occurrences during the performance period. In addition, unless otherwise provided by the Committee at the time the goals are established, goals shall be adjusted to exclude the effect of any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items, and (vi) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

The 2010 goals under AMIP II are identical to the goals for the 2010 Annual Management Incentive Plans.

No later than the 15th day of the 3rd month following the end of the calendar year that includes the last day of the applicable performance period, the Committee shall determine and pay the cash awards determined under the plan. Any payments made shall be contingent upon achieving the performance goals set in advance. The amended AMIP II provides that the maximum payment that can be made in any fiscal year is $4 million. The Committee may reduce or eliminate the cash awards for any reason in its sole discretion, but may not increase the amount of a cash award payable to any officer for a given year after the target for that year has been established. Except for termination due to death, disability, retirement (age 55 with at least 10 years of service), or change in control, no participant will be eligible for a cash award under AMIP II if he or she is not employed by the Company or its affiliates throughout the applicable performance period and on the date the awards are paid. In the event a participant dies, becomes disabled or retires prior to the payment of an award, he or she will receive a pro rata cash payment. In the event that a participant’s employment is terminated as a result of a change in control prior to a payment of an award, unless the participant is covered by the Company’s Executive Severance Compensation Plan, the participant is entitled to receive his or her designated target bonus within 30 days of termination. As amended, a change in control of the Company is defined to include any “individual, entity or group” becoming the beneficial owner of 25 percent or more of the Company’s voting securities, an unapproved change in the majority of the Company’s Board of Directors, the consummation of a merger or consolidation of the Company where the Company’s stockholders do not own at least 60% of the voting power of the surviving entity, the consummation of a sale or disposition of all or substantially all of the Company’s assets, or the stockholder approval of a plan of liquidation or dissolution of the Company.

The Board of Directors may amend or terminate AMIP II at any time. No amendment, however, can change the maximum cash award of a participant, change the definition of eligible employees, or change the enumerated performance measures without the consent of the Company’s shareholders or operate to change any cash awards earned during a performance period, without written consent from the participants. The Board cannot terminate the plan in any year in which a change in control has occurred without written consent from the participants.

New Plan Benefits

Because awards under AMIP II are based on actual future performance, the amounts that will be paid under the amended AMIP II are not currently determinable. The plan benefits table below sets forth the target bonus payable under AMIP II for the performance period starting January 1, 2010 and ending December 31, 2010, to the following named executive officers and groups subject to shareholder approval of the plan.

Name and Position	Dollar Value
Named Executive Officers:

Keith O. Rattie President, Chief Executive Officer and Chairman	$925,000
Richard J. Doleshek Executive Vice President and Chief Financial Officer	$423,000
Charles B. Stanley Executive Vice President and Chief Operating Officer	$558,000
Thomas C. Jepperson Vice President and General Counsel	$205,200
Jay B. Neese Senior Vice President	$215,625

Executive Group (includes named executive officers)	$2,774,325

Non-Executive Director Group (not eligible)	$0
Non-Executive Officer Employee Group (not eligible)	$0

Federal Income Tax Consequences

Under federal tax laws currently in effect, participants in AMIP II will recognize in the year of payment ordinary income equal to the cash incentive award amount, subject to applicable income and employment tax withholding by us. Under current guidance, we expect that awards under AMIP II will not be subject to Section 409A of the Code, which imposes restrictions on non-qualified deferred compensation arrangements.

We expect that we will be entitled to claim a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the covered employee without regard to the $1 million per year deduction limit under Section 162(m) of the Code if AMIP II is re-approved by our shareholders and otherwise satisfies the requirements of Section 162(m) and other relevant provisions of the Code. Section 162(m) of the Code limits the deductibility of compensation paid to each of certain of our executive officers to no more than $1 million per year except for qualified performance-based compensation defined in applicable tax regulations. Generally, the executives subject to this limit consist of individuals who, on the last day of the taxable year, are the chief executive officer and the three highest compensated officers (other than the chief executive officer and the chief financial officer).

Vote Required

Approval of the amended and restated AMIP II requires the affirmative vote of a majority of the votes cast on this Proposal No. 5 in favor of approval. Unless marked to the contrary, proxies received will be voted “FOR” approval of the amended AMIP II.

Recommendation: The Board of Directors recommends that you vote FOR approval of the amended AMIP II.

ITEM NO. 6 – SHAREHOLDER SAY-ON-PAY PROPOSAL

Mr. Gerald R. Armstrong, 910 16th Street, Suite 412, Denver, CO, holder of 336 shares of stock, has advised the Company that he intends to present the following proposal at the Annual Meeting.

RESOLUTION

That the shareholders of QUESTAR CORPORATION request its Board of Directors to adopt a policy that provides shareholders the opportunity at each annual meeting to vote on an advisory resolution, prepared by management, to ratify the compensation of named-executive officers listed in the proxy statement’s Summary Compensation Table.

The proposal submitted to shareholders should clearly state that the vote is non-binding and would not affect any compensation paid or awarded any named-executive officer.

STATEMENT OF SHAREHOLDER

As a shareholder, I am concerned about the levels of compensation afforded our top management and members of the Board of Directors, who are to be independent, while earnings seem to be reduced.

The estimated decline in earnings per share by our management appears to be far greater than the limited “compensation freeze” of management.

The following table summarizes compensation paid our executives:

	2008	2007	2005
Keith Rattie	$4,863,407	$4,236,343	$2,505,374
Charles Stanley	4,293,758	3,638,701	2,029,277
Stephen Parks	1,411,419	1,157,510	864,306
Thomas Jepperson	1,390,868	1,067,897	n/a

Last year’s proxy statement shows that there were seven meetings of the Board of Directors and that the average compensation paid directors was $157,739.30 which was complemented with phantom restricted stock units which would be converted to cash at the time of a director’s retirement.

In the eighteen pages of discussion on compensation in the proxy statement, it lists “Hewitt Associates” as the independent compensation consultant for the past years. “Hewitt Associates,” also the compensation consultant for Halliburton Company, was apparently appointed by the Board of Directors to review executive compensation and possibly its own.

As noted by former CEO Jerry Levin of Time Warner, “I think it is time to relook at exactly how CEOs are paid.” He blasted compensation consultants for making salary decisions based on “another CEO who may not be worth the $10,000,000 he or she is getting.” The proxy statement discusses the consultants roles in relying upon compensation of peers.

Executive compensation at QUESTAR is more than salaries and bonuses.

•	Annual Management Incentive Plan

•	Annual Management Incentive Plan II

•	Long-term Cash Incentive Plan

•	Restricted stock under Long-term Stock Incentive Plan

•	Stock Option grants

•	Defined-contribution Retirement Plan (401-K)

•	Defined Benefit Retirement Plan (pension)

•	Health care insurance

•	Life Insurance

•	Supplemental Life insurance

•	Long-term Disability Plan

•	Non-qualified Deferred Compensation Plan

•	Deferred Compensation Wrap Plan

•	Supplement executive retirement plan

•	Golden Parachutes

•	Golden Coffins

“There is no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with The Corporate Library http://www.thecorporatelibrary.com, an independent research firm. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Nell Minow said, “If the board can’t get the executive compensation right, it’s been shown it won’t get anything else right either.”

The proponent believes that “enough is enough” and that QUESTAR’s board should not let “enough become too much” and he would like to vote on the issue. If you agree, please vote “FOR” this proposal. In last year’s annual meeting, owners of more than 53,000,000 shares voted “FOR” this proposal.

STATEMENT OF THE BOARD OF DIRECTORS IN OPPOSITION

Questar’s executive compensation practices, as described in the Compensation Discussion and Analysis above, are designed and administered with the best interests of shareholders in mind. We believe Questar’s executive compensation program represents “best practice”. Once a year the Board, with the assistance of an independent compensation consultant, carefully defines an appropriate peer group for each named executive and then conducts market surveys to estimate the market 50th percentile for total compensation for each officer. In general, the Board targets the 50th percentile for both cash compensation and total compensation for each executive officer. The Board defines “total compensation” as the sum of base salary, target AMIP bonus, target LTCIP bonus, and the grant-date value of restricted stock and incentive stock options.

As described above, the AMIP and AMIP II bonus programs are strongly aligned with shareholder interests. The annual bonus payouts (if any) under AMIP and AMIP II are tied to specific financial and operating goals that, in the Board’s judgment, drive shareholder value. The 2009 AMIP/AMIP II goals and results are reported above.

The Board further believes that the LTCIP is uniquely aligned with shareholder interests. To determine the LTCIP payout in a given year, the Board ranks Questar total shareholder return (TSR) over the prior three years relative to a pre-defined peer group (currently comprised of 19 natural gas-focused energy companies). If Questar TSR over the three-year performance period ranks in the bottom third of the peer group, the LTCIP payout is zero. The payout can be greater than target if Questar TSR ranks above the middle of the peer group over the three-year performance period.

The Board also believes that restricted stock and stock options are inherently aligned with shareholder interests. The Board believes restricted stock and options are effective for retention because they vest over several years, while options also help focus participating executives on longer-term stock-price performance.

These practices typically result in placing more than 75% of Questar named-executive compensation at risk, tied directly or indirectly through specific performance metrics to shareholder returns.

The Board asks shareholders to consider these additional factors before voting on the proposal:

•

Long-term performance: over the past decade, Questar ranked in the top 30 out of the 500 companies in the S&P 500, with total shareholder return of 584% for the decade, compared to a -9% return for the S&P 500.

•	Notwithstanding superior long-term shareholder returns, Mr. Rattie’s total compensation is well below the average total compensation of Chief Executive Officers in the S&P 500.

•	In 2009, the Management Performance Committee made the decision to freeze officer compensation at 2008 levels.

•

The competition for executive talent in the energy industry – particularly the “upstream” segment of the industry – has been intense in recent years. To attract and retain the executive talent necessary for long-term success, the Board believes that executive compensation must be competitive.

•

Executive compensation is a complex process, requiring in-depth and up-to-date knowledge of the market for executive talent in the relevant disciplines, familiarity with individual executive performance, and frequent Boardroom discussion and fine tuning of compensation practices to ensure that long-term shareholder interests are served. The Board takes seriously its responsibilities for aligning executive compensation with shareholder interests, and invests significant time in an effort to do what’s right for shareholders.

•	Questar shareholders already have abundant opportunities to express their views on executive compensation and other company practices:

•

Shareholders have access to the Board of Directors. This proxy statement includes instructions about how to contact the Board and its various committees. The Board and committees welcome shareholder comments on executive compensation policies and programs.

•

Shareholders approve Questar incentive compensation plans. The AMIP II, LTCIP, and LTSIP programs have all been approved by shareholders, and are subject to re-approval on a periodic basis (including at this year’s annual meeting).

•

Management meets regularly with institutional investors at industry conferences and in other forums. Management has a reputation for being accessible to investors, affording shareholders ample opportunity to voice their concerns.

•

Under the Stock Ownership Policy set by the Board, executive officers are required to own a significant amount of Questar stock. Mr. Rattie is required to own Questar stock valued at a minimum of eight times his annual salary. Other executive officers who are named in the Proxy are required to own Questar stock valued at a minimum of three times their annual salaries.

•

The Management Performance Committee has engaged Hewitt to provide market data and to advise the Board on executive compensation policies and practices. Hewitt representatives report directly to the Committee, not to management.

If you, as a shareholder, return a validly executed proxy solicited by the Board of Directors, the shares represented by the proxy will be voted on this Proposal in the manner specified by you. If a shareholder does not specify the manner in which shares represented by a validly executed proxy are to be voted, such shares will be voted against the proposal.

Recommendation: The Board of Directors recommends that you vote AGAINST this proposal.

ANNUAL REPORT AND FORM 10-K

We will promptly send a copy of the Annual Report, Form 10-K (excluding exhibits) or proxy statement to you upon request. Contact Abigail L. Jones at 180 East 100 South, P.O. Box 45433, Salt Lake City UT 84145, 801-324-5678 to make the request.

SECTION 16(a) COMPLIANCE

Pursuant to Section 16(a) of the Securities Exchange Act of 1934 and regulations promulgated by the SEC, the Company’s directors, certain officers, and persons who own more than 10% of the Company’s stock are required to file reports of ownership and changes in ownership with the Commission and the NYSE and to furnish the Company with copies of all such reports they file. The Company’s corporate secretary prepares reports for directors and executive officers based on information known and otherwise supplied. Based on a review of this information and responses to director questionnaires, the Company believes that all filing requirements were satisfied for 2009.

OTHER MATTERS

This proxy statement may include “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2008 and in our periodic reports on Form 10-Q and Form 8-K.)

Pursuant to the Company’s Bylaws, business must be properly brought before an annual meeting in order to be considered by shareholders. The Bylaws specify the procedure for shareholders to follow in order to bring business before an annual meeting. A shareholder who wants to nominate a person for election as a director must deliver a written notice, by certified mail, to the Company’s corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Accordingly, with respect to the 2011 Annual Meeting, such notice must be received no earlier than January 18, 2011, and no later than February 17, 2011. The notice must set forth: (1) the name, address, and stock ownership of the person making the nominations; (2) the name, age, business address, residential address, and principal occupation or employment of each nominee; (3) the number of shares of the Company’s stock owned by each nominee; (4) a description of all arrangements and understandings between the shareholder and nominee pursuant to which the nomination is made; and (5) such other information concerning the nominee as would be required, under SEC rules, in a proxy statement soliciting proxies for the election of the nominee. The notice must also include the signed consent of the nominee to serve as a director if elected.

The Company’s Bylaws also require that any shareholder who is entitled to vote at the Annual Meeting and who wants to submit a proposal at such meeting without having it considered through the Company’s proxy materials must deliver a written notice of the proposal, by certified mail, to the corporate secretary. Such notice must be received at least 90 days and not more than 120 days prior to the anniversary date of the prior year’s annual meeting. Accordingly, with respect to the 2011 Annual Meeting, such notice must be received no earlier than January 18, 2011, and no later than February 17, 2011. The notice generally must set forth (1) a brief description of the proposal; (2) the shareholder’s name, address, and stock ownership; and (3) any material interest of the shareholder in the proposal.

Any proposal (other than a proposal made pursuant to Rule 14a-8) that is received after the time specified above for proposed items of business will be considered untimely under Rule 14a-4(c) and the named proxies will have discretionary authority to vote on the proposal. A copy of the Company Bylaws specifying the requirements will be furnished to any shareholder without charge upon written request to the corporate secretary. The Company’s Corporate Governance Guidelines and Code of Business Ethics and Compliance Policy are available on the Company’s Web site at www.questar.com and in print without charge at a shareholder’s request.

By Order of the
Board of Directors

Abigail L. Jones
Corporate Secretary

Appendix A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

QUESTAR CORPORATION

In accordance with the provisions of the Utah Revised Business Corporation Act and pursuant to a resolution duly adopted by its Board of Directors, Questar Corporation hereby adopts the following Amended and Restated Articles of Incorporation.

ARTICLE I

NAME

The name of the Corporation is Questar Corporation.

ARTICLE II

DURATION

The time of the Corporation’s duration and the period for which it shall exist shall be perpetual.

ARTICLE III

PURPOSE

The pursuit of business agreed upon and for which said Corporation is formed is:

1. To engage in any business involving energy and energy related matters, including the production, purchase, sale, storage, transportation, distribution and marketing of oil, gas, petroleum chemicals, petrochemicals, hydrocarbons, coal, ores, metals and other minerals and mineral solutions and any and all other natural resources and the derivatives, products and by-products thereof, and, in such connection, to search, prospect and explore for oil, gas, petroleum, coal, ores, metals, minerals and any and all other natural resources and to produce, manufacture, reduce, refine, prepare, distill and otherwise deal in and with the same and their derivatives, products and by-products; to lay down, construct, maintain and operate pipelines, tubes, tanks, pump stations, compressor stations, gas purification and dehydration plants, gasoline plants, connections, fixtures, storage houses and reservoirs and such machinery, apparatus, devices and arrangements as may be necessary to operate the same; to own, hold, use and occupy such lands, rights of way, easements, franchises, buildings, plants and structures as may be necessary to accomplish the objects or purposes aforesaid; and in general to engage in such other activity as may in any way relate to or be used or useful in connection with any one or more of the foregoing businesses.

2. To purchase or otherwise acquire or assume, through subsidiary corporations or otherwise, as a holding company, the properties, real, personal and mixed, rights, privileges, primary and secondary franchises, licenses and certificates of convenience and necessity of any corporation.

3. To engage in any lawful act or activity for which corporations may be organized under the laws of the State of Utah.

ARTICLE IV

AUTHORIZED SHARE CAPITAL

The aggregate number of shares that the Corporation shall have authority to issue is Five Hundred Ten Million (510,000,000) shares of which Five Hundred Million (500,000,000) shares shall be common stock without par value (hereinafter called “Common Stock”); Five Million (5,000,000) shares shall be Class A Preferred Stock without par value (hereinafter called “Class A Preferred Stock”); and Five Million (5,000,000) shares shall be Class B Preferred Stock without par value (hereinafter called “Class B Preferred Stock”).

The following is a statement of the voting powers and of the designations, preferences, limitations, and relative rights of the Class A Preferred Stock and Class B Preferred Stock and of the qualifications, limitations and restrictions thereof, except to the extent to be fixed by the Board of Directors as hereinafter provided.

1. Class A Preferred Stock. Shares of Class A Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Class A Preferred Stock shall be alike in every particular. All shares of Class A Preferred Stock shall be identical except as to the following rights and preferences, as to which there may be variations between different series: the rate of dividend; whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption; the amount payable upon shares in the event of voluntary and involuntary liquidation; sinking fund provisions, if any, for redemption or purchase of shares; and the terms and conditions, if any, on which shares may be converted. So far as is not inconsistent with these Articles of Incorporation and to the full extent now or hereafter permitted by the laws of Utah, there is hereby expressly vested in the Board of Directors of this Corporation the authority to issue one or more series of Class A Preferred Stock and to fix in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of this Corporation the designation of such series, the relative rights and preferences thereof, and the qualifications, limitations or restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a)	The distinctive designation of, and the number of shares of Class A Preferred Stock which shall constitute, such series;

(b)	The rate and time at which, and the terms and conditions upon which, dividends, if any, on Class A Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, and whether such dividends shall be cumulative or non-cumulative;

(c)	The right, if any, of the holders of Class A Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(d)	Whether or not Class A Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Class A Preferred Stock of such series may be redeemed;

(e)	The rights, if any, of the holders of Class A Preferred Stock of such series upon the voluntary or involuntary liquidation of the Corporation;

(f)	The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Class A Preferred Stock of such series; and

(g)	The voting powers, if any, of the holders of such series of Class A Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Class A Preferred Stock or all series of Class A Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Class A Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

2. Class B Preferred Stock. Shares of Class B Preferred Stock may be issued from time to time in one or more series as may from time to time be determined by the Board of Directors, each of said series to be distinctly designated. All shares of any one series of Class B Preferred Stock shall be alike in every particular. All shares of Class B Preferred Stock shall be identical except as to the following rights and preferences, as to which there may be variations between different series: the rate of dividend; whether shares may be redeemed and, if so, the redemption price and terms and conditions of redemption; the amount payable upon shares in the event of voluntary and involuntary liquidation; sinking fund provisions, if any, for redemption or purchase of shares; and the terms and conditions, if any, on which shares may be converted. So far as is not inconsistent with these Articles of Incorporation and to the full extent now or hereafter permitted by the laws of Utah, there is hereby expressly vested in the Board of Directors of this Corporation the authority to issue one or more series of Class B Preferred Stock and to fix in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors of this Corporation the designation of such series, the relative rights and preferences thereof, and the qualifications, limitations or restrictions of such series, including, but without limiting the generality of the foregoing, the following:

(a)	The distinctive designation of, and the number of shares of Class B Preferred Stock which shall constitute, such series;

(b)	The rate and time at which, and the terms and conditions upon which, dividends, if any, on Class B Preferred Stock of such series shall be paid, the extent of the preference or relation, if any, of such dividends to the dividends payable on any other class or classes, and whether such dividends shall be cumulative or non-cumulative;

(c)	The right, if any, of the holders of Class B Preferred Stock of such series to convert the same into, or exchange the same for, shares of any other class or classes or of any series of the same or any other class or classes of stock of the Corporation and the terms and conditions of such conversion or exchange;

(d)	Whether or not Class B Preferred Stock of such series shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions upon which, Class B Preferred Stock of such series may be redeemed;

(e)	The rights, if any, of the holders of Class B Preferred Stock of such series upon the voluntary and involuntary liquidation of the Corporation;

(f)	The terms of the sinking fund or redemption or purchase account, if any, to be provided for the Class B Preferred Stock of such series; and

(g)	The voting powers, if any, of the holders of such series of Class B Preferred Stock which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with other series of Class B Preferred Stock or all series of Class B Preferred Stock as a class, to elect one or more directors of the Corporation if there shall have been a default in the payment of dividends on any one or more series of Class B Preferred Stock or under such other circumstances and on such conditions as the Board of Directors may determine.

ARTICLE V

PREEMPTIVE RIGHTS

Stockholders shall have no preemptive rights to acquire any securities of the Corporation.

ARTICLE VI

POWERS OF THE BOARD OF DIRECTORS

In furtherance but not in limitation of the powers conferred by the statutes of the State of Utah, the Board of Directors without the authority, consent, vote or other action of the stockholders, or any of them, is expressly authorized:

From time to time, as and when, and upon such terms and conditions as it may determine, to issue any part of the authorized capital stock of the Corporation, without being required to offer such stock on a pro rata basis to the stockholders of the Corporation.

To purchase, or otherwise acquire for the Corporation, any property, rights or privileges which the Corporation is authorized to acquire at such price or consideration and generally upon such terms and conditions as it deems fit.

In its discretion to pay for any property or rights acquired by the Corporation, either wholly or partly in money, stock, bonds, debentures, or other securities of the Corporation.

From time to time to fix and vary the amount of the working capital, and to direct and determine the use and disposition of any surplus or net profits, over and above the capital stock paid in; and in its discretion to use and apply any such surplus or accumulated profits in acquiring the bonds or other obligations or shares of the capital stock of this Corporation to such an extent and in such manner and upon such terms as the Board of Directors shall deem expedient, but no funds or property of the Corporation shall be used for the purchase of its own shares of capital stock when such use would cause any impairment of the capital of the Corporation, and shares of its capital stock, when acquired by the Corporation may, from time to time, successively be resold and repurchased.

To issue and sell, pledge or otherwise dispose of bonds, debentures or other obligations of the Corporation from time to time, without limitation as to amount, for any of the objects or purposes of the Corporation, and, if desired, to secure the same of any thereof by mortgage, pledge, deed of trust or otherwise, upon all or any part of the property of every kind of the Corporation, and to cause the Corporation to guarantee bonds, debentures, dividends or other obligations of other corporations.

At any time, or from time to time, to sell, assign, transfer, convey, lease or otherwise dispose of the whole or any part of the property and assets of every kind and nature of the Corporation upon such terms and conditions as the Board of Directors may deem expedient for the best interests of the Corporation.

To cause the Corporation to be licensed or recognized in any state, county, city or other municipality of the United States, the territories thereof, the District of Columbia, colonial possessions or territorial acquisitions, and in any foreign country, and in any town, city or municipality thereof, to conduct its business and have one or more offices therein.

To make, alter, amend or rescind the Bylaws of the Corporation.

To authorize and cause to be executed, mortgages and liens upon the real and personal property of the Corporation.

From time to time to determine whether and to what extent, and at what time and place and under what conditions and regulations, the accounts and books of this Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of this Corporation, except as permitted by statute of the State of Utah or authorized by the Board of Directors.

The Corporation may, in its Bylaws, confer powers additional to the foregoing upon the Directors in addition to the powers and authority expressly conferred upon them by statute.

ARTICLE VII

REGISTERED AGENT

The address of the Corporation’s registered office and the name of its registered agent at such address are:

Mr. T. C. Jepperson

180 East 100 South

Salt Lake City, Utah 84101

ARTICLE VIII

BOARD OF DIRECTORS

The directors, except those directors chosen to fill a vacancy for an unexpired term, shall be elected by stockholders at the regular annual stockholders meeting (the “Annual Meeting”), or, if not held, at any special meeting of the stockholders called for that purpose. The number of directors shall be fixed by the Board as provided in the Bylaws of the Company. At the 2010 Annual Meeting, the successors of each director whose term expires at that meeting shall be elected for a term expiring at the 2011 Annual Meeting or at such time as such director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. At the 2011 Annual Meeting, the successors of each director whose term expires at that meeting shall be elected for a term expiring at the 2012 Annual Meeting or at such time as such director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal. At the 2012 Annual Meeting and each subsequent Annual Meeting, the successors of each director whose term expires at that meeting shall be elected for a term expiring at the next Annual Meeting or at such time as such director’s successor is duly elected and qualified, or at the time of such director’s earlier death, resignation, disqualification or removal.

A nominee for director shall be elected to the Board of Directors if the votes cast “for” such nominee’s election exceed the votes cast “against” such nominee’s election; provided, however, that the directors shall be elected by a plurality of the votes cast at any meeting of stockholders in any election of directors with respect to which, as of the tenth (10th) day prior to the day on which the Corporation first mails the notice of such meeting to stockholders, there are more nominees for election than positions on the Board of Directors to be filled by election at the meeting. If no nominees for director are elected at an annual meeting, a special meeting of stockholders shall be called for an election of directors in the manner provided in the Bylaws.

Notwithstanding any other provision of these Articles of Incorporation or of the Bylaws, any director or directors, including the entire Board of Directors, may be removed at any time, but only with cause and by the affirmative vote of at least two-thirds of the issued and outstanding stock of the Corporation that is entitled to vote for the election of directors, and no qualification for the office of director that may be provided for in the Articles of Incorporation or the Bylaws shall apply to any director in office at the time such qualification was adopted or to any successor appointed by the remaining directors to fill the unexpired portion of the term of such director.

ARTICLE IX

DIRECTOR LIABILITY

Liability of the Corporation’s directors to the Corporation and its stockholders shall be limited to the fullest extent permitted by Utah law for monetary damages for any action taken or any failure to take any action as a director. Any repeal or modification of this paragraph by the stockholders shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation for acts or omissions occurring prior to the effective date of such repeal or modification.

ARTICLE X

AMENDMENT

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in the Articles of Incorporation in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Nevertheless, and in addition to any other provision of these Articles of Incorporation, the Bylaws, or statutes, the affirmative vote of eighty percent of the issued and outstanding capital stock of the Corporation that is entitled to vote for the election of directors shall be required for the deletion of language in or any amendment to Article VIII, Article IX, this Article X or Article XII or for any amendment to these Articles of Incorporation or to the Bylaws (unless such amendment to the Bylaws is approved by the Directors in accordance with the Bylaws) that would restrict or limit the power or authority of the Board of Directors or any other officer or agent of the Corporation; that would vest any powers of the Corporation in any other officer or agent other than the Board of Directors or officers and agents appointed by or under the authority of the Board of Directors; that would require the approval of any stockholders in order for the Board of Directors or any officer or agent to take any action; or that would change the quorum requirement for any meeting of the Board of Directors, the vote by which it must act in connection with any matter, the manner of calling or conducting meetings of Directors, or the place of such meetings.

ARTICLE XI

STOCKHOLDER LIABILITY

The private property of the stockholders shall not be liable for any obligations or debts of the Corporation.

ARTICLE XII

BUSINESS COMBINATION

1. The affirmative vote of the holders of not less than eighty percent of the outstanding shares of capital stock of the Corporation entitled to vote shall be required for the approval or authorization of any “Business Combination” (as hereinafter defined) involving a “Related Person” (as hereinafter defined); provided, however, that the eighty percent voting requirement shall not be applicable if:

(a)	The “Continuing Directors” (as hereinafter defined) of the Corporation by a two-thirds vote have expressly approved such Business Combination either in advance of or subsequent to such Related Person’s having become a Related Person; or

(b)	The following conditions are satisfied:

(i)	The aggregate amount of the cash and the “Fair Market Value” (as hereinafter defined) of the property, securities or “Other Consideration” (as hereinafter defined) to be received per share by all holders of capital stock of the Corporation in the Business Combination, other than the Related Person involved in the Business Combination, is not less than the “Highest Per Share Price” or the “Highest Equivalent Price” (as hereinafter defined) paid by the Related Person in acquiring any of its holdings of the Corporation’s capital stock; and

(ii)	A proxy statement complying with the requirements of the Securities Exchange Act of 1934, as amended, whether or not the Corporation is then subject to such requirements shall have been mailed to all stockholders of the Corporation for the purpose of soliciting stockholder approval of the Business Combination. The proxy statement shall contain at the front thereof, in a prominent place, the position of the Continuing Directors as to the advisability (or inadvisability) of the Business Combination and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by the Continuing Directors as to the fairness of the terms of the Business Combination, from the point of view of the holders of the outstanding shares of capital stock of the Corporation other than any Related Person.

Such eighty percent vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified by law or in any agreement with any national securities exchange or otherwise.

2. For purposes of this Article XII:

(a)	The term “Business Combination” shall mean (i) any merger, consolidation or share exchange of the Corporation or a subsidiary of the Corporation with or into a Related Person, in each case without regard to which entity is the surviving entity; (ii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any “Substantial Part” (as hereinafter defined) of the assets of the Corporation (including without limitation any voting securities of a subsidiary of the Corporation) or a subsidiary of the Corporation to or with a Related Person (whether in one transaction or series of transactions); (iii) any sale, lease, exchange, transfer or other disposition, including without limitation a mortgage or any other security device, of all or any Substantial Part of the assets of a Related Person to the Corporation or a subsidiary of the Corporation; (iv) the issuance, transfer or delivery of any securities of the Corporation or a subsidiary of the Corporation by the Corporation or any of its subsidiaries to a Related Person (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Corporation); (v) any recapitalization or reclassification of securities (including any reverse stock split) that would have the effect of increasing the voting power of a Related Person; (vi) the issuance or transfer by a Related Person of any securities of such Related Person to the Corporation or a subsidiary of the Corporation (other than an issuance or transfer of securities which is effected on a pro rata basis to all stockholders of the Related Person); (vii) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of a Related Person; or (viii) any agreement, plan, contract or other arrangement providing for any of the transactions described in this definition of Business Combination.

(b)

The term “Related Person” shall mean and include any individual, partnership, corporation or other person or entity which, as of the record date for the determination of stockholders entitled to notice of and to vote on any Business Combination, or immediately prior to the consummation of such transaction, together with its “Affiliates” and “Associates” (as defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934 as in effect at the date of the adoption of this Article XII by the stockholders of the Corporation (collectively, and as so in effect, the “Exchange Act”)), are “Beneficial Owners” (as defined in Rule 13d-3 of the Exchange Act) in the aggregate of 10% or more of the outstanding shares of any class of capital stock of the Corporation, and any Affiliate or Associate of any such individual, corporation, partnership or other person or entity. Notwithstanding any provision of Rule 13d-3 to the contrary, an entity shall be deemed to be the Beneficial Owner of any share of capital stock of the Corporation that such entity has the right to acquire at any time pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise.

(c)	The term “Substantial Part” shall mean more than 20% of the fair market value, as determined by two-thirds of the Continuing Directors, of the total consolidated assets of the Corporation and its subsidiaries taken as a whole as of the end of its most recent fiscal year ended prior to the time the determination is being made.

(d)	The term “Other Consideration” shall include, without limitation, Common Stock or other capital stock of the Corporation retained by stockholders of the Corporation other than Related Persons or parties to such Business Combination in the event of a Business Combination in which the Corporation is the surviving corporation.

(e)	The term “Continuing Director” shall mean a Director who is unaffiliated with any Related Person and either (i) was a member of the Board of Directors of the Corporation immediately prior to the time the Related Person involved in a Business Combination became a Related Person or (ii) was designated (before his or her initial election or appointment as Director) as a Continuing Director by a majority of the then Continuing Directors.

(f)	The terms “Highest Per Share Price” and “Highest Equivalent Price” as used in this Article XII shall mean the following: if there is only one class of capital stock of the Corporation issued and outstanding, the Highest Per Share Price shall mean the highest price that can be determined to have been paid at any time by the Related Person for any share or shares of that class of capital stock. If there is more than one class of capital stock of the Corporation issued and outstanding, the Highest Equivalent Price shall mean with respect to each class and series of capital stock of the Corporation, the amount determined by a majority of the Continuing Directors, on whatever basis they believe is appropriate, to be the highest per share price equivalent of the Highest Per Share Price that can be determined to have been paid at any time by the Related Person for any share or shares of any class or series of capital stock of the Corporation. In determining the Highest Per Share Price and Highest Equivalent Price, all purchases by the Related Person shall be taken into account regardless of whether the shares were purchased before or after the Related Person became a Related Person. Also, the Highest Per Share Price and the Highest Equivalent Price shall include any brokerage commissions, transfer taxes, soliciting dealers’ fees and other expenses paid by the Related Person with respect to the shares of capital stock of the Corporation acquired by the Related Person. In the case of any Business Combination with a Related Person, the Continuing Directors shall determine the Highest Per Share Price and the Highest Equivalent Price for each class and series of capital stock of the Corporation.

(g)	The term “Fair Market Value” shall mean (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by a two-thirds vote of the Continuing Directors in good faith; and (ii) in the case of property other than stock or cash, the fair market value of such property on the date in question as determined by a two-thirds vote of the Continuing Directors in good faith.

3. The determinations of the Continuing Directors as to Fair Market Value, Highest Per Share Price, Highest Equivalent Price, and the existence of a Related Person or a Business Combination shall be conclusive and binding.

4. Nothing contained in this Article XII shall be construed to relieve any Related Person from any fiduciary obligation imposed by law.

5. The fact that any Business Combination complies with the provisions of paragraph 1(b) of this Article XII shall not be construed to impose any fiduciary duty, obligation or responsibility on the Board of Directors, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the stockholders of the Corporation, nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board of Directors, or any member thereof, with respect to evaluations of or actions and responses taken with respect to such Business Combination.

6. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the Corporation, the affirmative vote of the holders of not less than eighty percent of the outstanding shares of capital stock shall be required to amend, alter, change or repeal, or adopt any provisions inconsistent with, this Article XII.

The foregoing Amended and Restated Articles of Incorporation correctly set forth without change the corresponding provisions of the Restated Articles of Incorporation as previously amended and supersede the Restated Articles of Incorporation as amended.

Dated this          day of May, 2010.

QUESTAR CORPORATION

By:
KEITH O. RATTIE
President and Chief Executive Officer

By:
ABIGAIL L. JONES
Corporate Secretary

Appendix B – Long-term Stock Incentive Plan

QUESTAR CORPORATION

LONG-TERM STOCK INCENTIVE PLAN

(As Amended and Restated Effective May 18, 2010, Subject to Approval of the Stockholders)

Section 1. Purpose

The Questar Corporation Long-Term Stock Incentive Plan (the “Plan”) is designed to encourage directors, officers and employees of and consultants to Questar Corporation and its affiliated companies (the “Company”) to acquire a proprietary interest in the Company, to generate an increased incentive to contribute to the Company’s future growth and success, and to enhance the Company’s ability to attract and retain talented individuals to serve the Company. Accordingly, the Company, during the term of this Plan, may grant incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, performance shares, and other awards valued in whole or in part by reference to the Company’s stock. Any awards granted to a nonemployee director shall be solely to compensate such person for service to the Company as a nonemployee director.

Section 2. Definitions

“Affiliate” shall mean any business entity to the extent that the Company would be deemed an “eligible issuer of service recipient stock” to the service providers of such entity, as determined pursuant to Treasury Regulation Section 1.409A-1(b)(5)(iii)(E).

“Award” shall mean a grant or award under Section 7 through 11, inclusive, of the Plan, as evidenced in a written or electronic document delivered to a Participant as provided in Section 13(b).

“Award Agreement” shall mean a written or electronic agreement between a Participant and the Company that sets forth the terms of the Award.

“Board” shall mean the Board of Directors of the Company.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Committee” shall mean the Management Performance Committee of the Board of Directors.

“Common Stock” or “Stock” shall mean the Common Stock, no par value, of the Company.

“Company” shall mean Questar Corporation.

“Covered Participant” shall mean a Participant who is a covered employee as defined in Section 162(m)(3) of the Code and the regulations promulgated pursuant to it or who the Committee believes will be such a covered employee for all or any portion of a Performance Period.

“Designated Beneficiary” shall mean the beneficiary designated by the Participant, in a manner determined by the Committee, to receive amounts due the Participant in the event of the Participant’s death. In the absence of an effective designation by the Participant, Designated Beneficiary shall mean the Participant’s beneficiary designated under the Questar Corporation Employee Investment Plan, if any, or, if none, the Participant’s beneficiary under the Company’s Basic Life Insurance Plan, if any, or, if none, the Participant’s estate.

“Disability” shall mean permanent and total disability within the meaning of Section 105(d)(4) of the Code.

“Employee” shall mean any officer or employee of the Employer.

“Employer” shall mean the Company and any Affiliate.

“Fair Market Value” shall mean the regular closing benchmark price of the Company’s Common Stock reported on the New York Stock Exchange on the date in question, or, if the Common Stock shall not have been traded on such date, the closing price on the next preceding day on which a sale occurred.

“Family Member” shall mean the Participant’s spouse, children, grandchildren, parents, siblings, nieces and nephews.

“Fiscal Year” shall mean the fiscal year of the Company.

“Incentive Stock Option” shall mean a stock option granted under Section 7 that is intended to meet the requirements of Section 422 of the Code.

“Nonemployee Director” shall mean a member of the Board who is not an Employee and who satisfies the requirements of Rule 16b-3(b)(3) promulgated under the Securities and Exchange Act of 1934 or any successor provision.

“Nonqualified Stock Option” shall mean a stock option granted under Section 7 that is not an Incentive Stock Option.

“Option” shall mean an Incentive Stock Option or a Nonqualified Stock Option.

“Participant” shall mean an Employee, Nonemployee Director, or consultant to whom an Award is granted under this Plan.

“Payment Value” shall mean the dollar amount assigned to a Performance Share which shall be equal to the Fair Market Value of the Common Stock on the day of the Committee’s determination under Section 9(c) with respect to the applicable Performance Period.

“Performance Goals” shall mean the objectives established by the Committee for a Performance Period pursuant to Section 12, for the purpose of determining the extent to which Performance Shares that have been contingently awarded for such Period are earned.

“Performance Period” or “Period” shall mean the period of years selected by the Committee during which the performance is measured for the purpose of determining the extent to which an Award of Performance Shares has been earned.

“Performance Share” shall mean an Award granted pursuant to Section 9 of the Plan expressed as a share of Common Stock.

“Restricted Period” shall mean the period of years selected by the Committee during which a grant of Restricted Stock or Restricted Stock Units may be forfeited to the Company.

“Restricted Stock” shall mean shares of Common Stock granted to a Participant under Section 10 of the Plan.

“Restricted Stock Unit” shall mean a notional interest equal in value to one share of Common Stock, awarded under Section 10 of the Plan.

“Right” shall mean a Stock Appreciation Right granted under Section 8.

“Stock Unit Award” shall mean an Award of Common Stock or units granted under Section 11.

“Termination of Service” shall mean the date on which a Participant shall cease to serve as an Employee, Nonemployee Director, or consultant for any reason.

Section 3. Administration

The Plan shall be administered by the Committee, unless such administration is delegated in whole or in part in accordance with the provisions below or unless otherwise determined by the Board. All references in the Plan to the Committee shall include such designee or other individual or administrative body (including the full Board or any other committee or subcommittee thereof) that has responsibility, in whole or in part, for the administration of the Plan. The Committee shall have sole and complete authority to adopt, alter and repeal administrative rules, guidelines and practices governing the operation of the Plan, and to interpret the terms and provisions of the Plan. The Committee’s decisions shall be binding upon all persons, including the Company, stockholders, an Employer, Employees, Nonemployee Director, Participants, Designated Beneficiaries, and Family Members. The Committee may correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement entered into hereunder in the manner and to the extent it shall deem expedient and it shall be the sole and final judge of such expediency. No member of the Committee shall be liable for any action or determination made in good faith.

The Committee or the Board may, from time to time, delegate to specified officers of the Company the power and authority to grant Awards under the Plan to specified groups of Employees or consultants, subject to such restrictions and conditions as the Committee or the Board, in their sole discretion, may impose. The delegation shall be as broad or as narrow and extend for such period as the Committee or the Board shall determine. Notwithstanding the foregoing, the power and authority to grant Awards to any Employee or consultant or Non-Employee Director who is covered by Section 16(b) of the Exchange Act shall not be delegated by the Committee or the Board. In addition, all actions to be taken by the Committee under this Plan, insofar as such actions affect compliance with Section 162(m) of the Code, shall be limited to those members of the Board who are Nonemployee Directors and who are outside directors under Section 162(m).

Section 4. Eligibility

Awards may only be granted to directors, officers and employees of or consultants to the Company or any Affiliate who have the capacity to contribute to the success of the Company. When selecting Participants and making Awards, the Committee may consider such factors as the Participant’s functions and responsibilities and the Participant’s past, present and future contributions to the Company’s profitability and growth.

Nothing contained in the Plan or in any individual agreement pursuant to the terms of the Plan shall confer upon any Participant any right to continue in the employment or service of the Company or to limit in any respect the right of the Company to terminate the Participant’s employment or service at any time and for any reason.

Section 5. Maximum Amount Available for Awards and Maximum Award

As of December 31, 2009, there were 8,253,083 shares of Common Stock available for issuance under the Plan, subject to adjustment for additional issuances and forfeitures, as described below. Upon approval of this amendment and restatement of the Plan by the stockholders of the Company, the total number of shares of Common Stock then available for issuance under the Plan shall be increased by 2,300,000 shares and the number of shares available for issuance under the Plan shall be reduced by 2 shares (the “Applicable Multiple”) for every one share subject to an award made after such date of (i) Restricted Stock, (ii) Restricted Stock Units, (iii) Performance Shares, or (iv) other Awards which are not subject to payment of an exercise or purchase price. Shares of Common Stock may be made available from the authorized but unissued shares of the Company or from shares reacquired by the Company, including shares purchased in the open market.

For purposes of determining the number of shares of Common Stock that remain available for issuance under this Plan, the number of shares corresponding to Awards under the Plan that are forfeited or cancelled or otherwise expire for any reason without having been exercised or settled or that is settled through issuance of consideration other than shares (including, without limitation, cash) shall be added back to the Plan and will again be available for the grant of Awards. Shares subject to an Award under the Plan, however, may not again be made available for issuance under the Plan if such shares were: (i) shares that were subject to an Option or a stock-settled

Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Option or Stock Appreciation Right, (ii) shares delivered to or withheld by the Company to pay the exercise price of an Option or the withholding taxes related to any Award, or (iii) shares repurchased on the open market with the proceeds of an Option exercise.

In the event that the Committee shall determine that any stock dividend, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, exchange of shares, warrants or rights offering to purchase Common Stock at a price substantially below fair market value or other similar corporate event affects the Common Stock such that an adjustment is required in order to preserve the benefits or potential benefits intended to be made available under this Plan, then the Committee, shall take action. The Committee shall adjust any or all of the number and kind of shares that thereafter may be awarded or optioned and sold or made the subject of Rights under the Plan, the number and kind of shares subject to outstanding Options and other Awards, and the grant, exercise or conversion price with respect to any of the foregoing and/or, if deemed appropriate, make provision for a cash payment to a Participant or a person who has an outstanding Option or other Award.

There is a maximum of 1,000,000 shares that can be the subject of Options and Rights granted to any single Participant in any given fiscal year.

All shares reserved for issuance under the Plan may be issued as Incentive Stock Options.

Section 6. Termination of Service

In the event of a Participant’s Termination of Service, the Participant’s right to exercise an Option or receive any Award shall be determined by the Committee and provided in the Award Agreement subject to the general requirement that Incentive Stock Options cannot be exercised as an Incentive Stock Option for longer than three months after retirement or 12 months after death or Disability.

Section 7. Stock Options

Grant. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the individuals to whom Options shall be granted, the number of shares to be covered by each Option, the option price therefore and the conditions and limitations, applicable to the exercise of the Option. The Committee shall have the authority to grant Incentive Stock Options, Nonqualified Stock Options, or both types of Options.

Special Rules, Incentive Stock Options. In the case of Incentive Stock Options, the terms and conditions of such grants shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code and any implementing regulations. Incentive Stock Options shall not be granted to Participants who are not employees of the Company or its subsidiaries. The aggregate Fair Market Value (on the date of grant) of Common Stock for which any Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under the Plan or any other Plan of the Company or any subsidiary shall not exceed $100,000. To the extent the Fair Market Value (as of the date of grant) of the shares of Common Stock attributable to Incentive Stock Options first exercisable in any calendar year exceeds $100,000, the Option shall be treated as a Nonqualified Stock Option.

Option Price. The Committee shall establish the option price at the time each Option is granted, which price shall not be less than 100 percent of the Fair Market Value of the Common Stock on the date of grant.

Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee, in its sole discretion, may specify in the applicable Award or thereafter; provided, however, that in no event may any Option granted hereunder be exercisable after the expiration of ten years from the date of such grant. The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any conditions relating to the application of federal or state securities laws, as it may deem necessary or advisable.

No shares shall be delivered pursuant to any exercise of an Option until payment in full of the option price is received by the Company. Such payment may be made in cash, or its equivalent, or by any other method permitted by the Committee in an Award Agreement, including, but not limited to, by exchanging shares of Common Stock owned by the Participant (that are not the subject of any pledge or other security interest), or by a combination of methods, provided that the combined value of all cash and cash equivalents and the Fair Market Value of any such Common Stock so tendered to the Company, valued as of the date of such tender, is at least equal to such option price. A Participant may tender shares of Common Stock by actual delivery or by attestation.

The Committee may, in accordance with Section 409A of the Code, provide one or more means to enable Participants and the Company to defer delivery of shares of Common Stock upon exercise of an Option on such terms and conditions as the Committee may determine, including by way of example the manner and timing of making a deferral election, the treatment of dividends paid on shares of Common Stock during the deferral period and the permitted distribution dates on events.

Transferability. Participants are allowed to transfer vested Nonqualified Stock Options to Family Members of family trusts, provided that such options were granted as of and after February 10, 1998 and provided that such transfers are made and transferred Options are exercised in accordance with procedural rules adopted by the Committee.

Section 8. Stock Appreciation Rights

The Committee may, with sole and complete authority, grant Rights to Participants. Rights shall not be exercisable after the expiration of ten years from the date of grant and shall have an exercise price of not less than 100 percent of the Fair Market Value of the Common Stock on the date of grant. Rights may be issued as freestanding instruments or may be issued with respect to all or a portion of the shares subject to a related Option (the latter being “Tandem Rights”).

A Right shall entitle the Participant to receive from the Company an amount equal to the excess of the Fair Market Value of a share of Common Stock on the exercise of the Right over the exercise price thereof. The Committee shall determine whether such Right shall be settled in cash, shares of Common Stock or a combination of cash and shares of Common Stock.

Tandem Rights shall be exercisable only at the time and to the extent that the related Option is exercisable (and may be subject to such additional limitations on exercisability as the Award Agreement may provide) and in no event after the complete termination or full exercise of the related Option. Upon the exercise or termination of the related Option, the Tandem Rights with respect thereto shall be canceled automatically to the extent of the number of shares with respect to which the related Option was so exercised or terminated. Upon the exercise of a Tandem Right, the related Option with respect thereto shall be canceled automatically to the extent of the number of shares with respect to which the Tandem Right was so exercised.

Section 9. Performance Shares

The Committee shall have sole and complete authority to determine the Participants who shall receive Performance Shares and the number of such shares for each Performance Period and to determine the duration of each Performance Period. There may be more than one Performance Period in existence at any one time, and the duration of Performance Periods may differ from each other.

Once the Committee decides to use Performance Shares, it shall establish Performance Goals for each Period on the basis of criteria selected by it. Any Performance Goals for Covered Participants shall be set and measured under the provisions of Section 12.

As soon as practicable after the end of a Performance Period, the Committee shall determine the number of Performance Shares that have been earned on the basis of performance in relation to the established Performance Goals. Payment Values of earned Performance Shares shall be distributed to the Participant in accordance with the Award Agreement covering such Performance Shares, which document shall contain payment terms that comply with Section 409A of the Code. The Committee shall determine whether Payment Values are to be distributed in the form of cash and/or shares of Common Stock. Any Payment Values payable for Covered Participants shall be determined under the provisions of Section 12.

Section 10. Restricted Stock and Restricted Stock Units

Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom shares of Restricted Stock and Restricted Stock Units shall be granted, the number of shares of Restricted Stock and the number of Restricted Stock Units to be granted to each Participant, the duration of the Restricted Period during which and the conditions under which the Restricted Stock and Restricted Stock Units may be forfeited to the Company, and the other terms and conditions of such Awards.

Shares of Restricted Stock and Restricted Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, except as herein provided, during the Restricted Period. At the expiration of the Restricted Period, such restrictions shall lapse and/or the Company shall deliver shares of Common Stock to the Participant or the Participant’s legal representative or otherwise make payment under the Award. Payment for Restricted Stock Units shall be made by the Company in cash and/or shares of Common Stock, as determined at the sole discretion of the Committee.

Section 11. Other Stock Based Awards

In addition to granting Options, Rights, Performance Shares, Restricted Stock, and Restricted Stock Units, the Committee shall have authority to grant Stock Unit Awards to Participants that can be in the form of Common Stock or units, the value of which is based, in whole or in part, on the value of Common Stock. Subject to the provisions of the Plan, Stock Unit Awards shall be subject to such terms, restrictions, conditions, vesting requirements and Code Section 409A compliant payment rules as the Committee may determine in its sole and complete discretion at the time of grant.

Any shares of Common Stock that are part of a Stock Unit Award may not be assigned, sold, transferred, pledged or otherwise encumbered prior to the date on which the shares are issued or, if later, the date provided by the Committee at the time of grant of the Stock Unit Award.

Stock Unit Awards shall specify whether the Participant is required to pay cash in conjunction with such Award.

Stock Unit Awards may relate in whole or in part to certain performance criteria established by the Committee at the time of grant. Stock Unit Awards may provide for deferred payment schedules in accordance with Section 409A of the Code and/or vesting over a specified period of employment. In such circumstances as the Committee may deem advisable, the Committee may waive or otherwise remove, in whole or in part, any restriction or limitation to which a Stock Unit Award was made subject at the time of grant.

In the sole and complete discretion of the Committee, an Award, whether made as a Stock Unit Award under this Section 11 or as an Award granted pursuant to Sections 9 or 10, may provide the Participant with dividends or dividend equivalents (payable on a current or deferred basis) and cash payments in lieu of or in addition to an Award; provided, however, that all such dividends or dividend equivalents or cash payments shall comply with Section 409A of the Code and provided further that no such dividend or dividend equivalent or cash payments shall be payable with respect to any Performance Shares until the Performance Shares have vested or been earned.

Section 12. Special Provisions, Covered Participants

Awards subject to Performance Goals for Covered Participants under this Plan shall be governed by the conditions of this Section in addition to other applicable provisions of the Plan.

All Performance Goals relating to Covered Participants for a relevant Performance Period shall be established by the Committee by such date as is permitted under Section 162(m) of the Code. Performance Goals may include alternate and multiple goals and may be based on one or more business and or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit within it: (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; and (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

Performance Goals must be objective and must satisfy third party objectivity standards under Section 162(m) of the Code and regulations promulgated pursuant to it. Notwithstanding the foregoing, at the time such Performance Goals are established, the Committee may determine that the Performance Goals shall be adjusted to account for any unusual items or specified events or occurrences during the Performance Period. In addition, unless otherwise provided by the Committee at the time the time the Performance Goals are established, Performance Goals shall be adjusted to exclude the effect of any of the following events that occur during the Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items, and (vi) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period. The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are specified in advance by the Committee. The Committee shall certify in writing prior to approval of any such Award that such applicable Performance Goals relating to the Award are satisfied. (Approved minutes of the Committee may be used for this purpose.)

The maximum Award that may be paid to any Covered Participant under the Plan pursuant to Sections 9, 11 and 12 for any Performance Period shall be $5 million, if paid in cash, or 100,000 shares of Stock, if paid in Stock.

Section 13. General Provisions

Withholding. The Employer shall have the right to deduct from all amounts paid to a Participant in cash any taxes required by law to be withheld in respect of Awards under this Plan. In the case of payments of Awards in the form of Common Stock, the committee shall require the Participant to pay to the Employer the amount of any taxes required to be withheld with respect to such Common Stock, or, in lieu thereof, the Employer shall have the right to retain (or the Participant may be offered the opportunity to elect to tender) the number of shares of Common Stock whose Fair Market Value equals the amount required to be withheld.

Awards. Each Award shall be evidenced in a written or electronic document delivered to the Participant that shall specify the terms and conditions and any rules applicable to such Award.

Nontransferability. Except as provided in Section 7(f), no Award shall be assignable or transferable, and no right or interest of any Participant shall be subject to any lien, obligation or liability of the Participant, except by will or the laws of descent and distribution.

No Rights as Stockholder. Subject to the provisions of the applicable Award, no Participant or Designated Beneficiary shall have any rights as a stockholder with respect to any shares of Common Stock to be distributed under the Plan until becoming the holder of such shares. Notwithstanding the foregoing, in connection with each grant of Restricted Stock hereunder, the applicable Award shall specify if and to what extent the Participant shall not be entitled to the rights of a stockholder in respect of such Restricted Stock.

Construction of the Plan. The validity, construction, interpretation, administration and effect of the Plan and of its rules and regulations, and rights relating to the Plan, shall be determined solely in accordance with the laws of Utah.

Effective Date. This amendment and restatement shall be effective as of May 18, 2010, subject to approval by the stockholders of the Company, and shall (i) replace the amended and restated Plan document that was effective on August 7, 2007, and (ii) incorporate any amendments subsequent thereto.

Duration of Plan. The Plan, as amended and restated, shall terminate on May 17, 2020, unless the term is extended with approval of the Company’s shareholders.

Amendment of Plan. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without stockholder approval if such approval is necessary to comply with any tax or legal requirement.

Amendment of Award. The Committee may amend, modify or terminate any outstanding Award with the Participant’s consent at any time prior to payment or exercise in any manner not inconsistent with the terms of the Plan, including without limitation, to change the date or dates as of which an Option or Right becomes exercisable; a Performance Share is deemed earned; Restricted Stock becomes nonforfeitable; or to cancel and reissue an Award under such different terms and conditions as it determines appropriate.

Repricing. Except for adjustments pursuant to Section 5, the per share price for any outstanding Option or Right granted under terms of the Plan may not be decreased after the dates on which such Option or Right was granted. Participants do not have the ability to surrender an outstanding Option or Right as consideration for the grant of a new Option or Right with a lower price, cash or other Awards, unless such repricing or exchanges are permitted with prior shareholder approval.

409A. It is the intention of the Company that Awards under this Plan not be subject to the additional tax imposed pursuant to Section 409A of the Code, and the provisions of this Plan and of Awards issued hereunder shall be construed and administered in accordance with such intent. To the extent Awards issued after the effective date of this restatement could become subject to Code Section 409A, the Company may, without Participant consent and in such manner as it deems appropriate or desirable, amend or modify any Award or delay the payment under any such Award to the minimum extent necessary to meet the requirements of Code Section 409A.

Section 14. Change of Control

In the event of a Change of Control of the Company, all Options, Restricted Stock, and other Awards granted under the Plan shall vest immediately.

A Change in Control of the Company shall be deemed to have occurred if (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act’)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of January 1, 2010, constitute the Company’s Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on January 1, 2010, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) the consummation of a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Executed on the date set forth below to be effective for all purposes as set forth herein.

QUESTAR CORPORATION
Plan Sponsor

By:	Keith O. Rattie
Chairman, President & CEO

Date:

Appendix C

Annual Management Incentive Plan II

QUESTAR CORPORATION

ANNUAL MANAGEMENT INCENTIVE PLAN II

(as amended and restated effective January 1, 2010)

Section 1. Purpose.

The Questar Corporation Annual Management Incentive Plan II (the “Plan”) is designed to provide an incentive to the highest paid officers and key employees of Questar Corporation (the “Company”) and its affiliates to focus their best efforts to pursue and attain major organizational goals. The intent of the Plan is to place a significant portion of the eligible employee’s annual compensation at risk by tying it to specific measurable goals that drive long-term shareholder value.

Section 2. Definitions.

“Board” means the Board of Directors of the Company or a successor to it.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Committee” means the Management Performance Committee, or its successor committee, which is comprised wholly of independent, outside directors and which must include at least two such directors.

“Covered Employee” means any of the highest paid officers and key employees of the Company and its affiliates who are selected to participate in the Plan for a Performance Period in accordance with Section 4 below.

“Designated Beneficiary” means the beneficiary designated by the Covered Employee, in a manner determined by the Committee, to receive amounts due the Covered Employee. In the absence of an effective designation by the Covered Employee, Designated Beneficiary shall mean the Covered Employee’s beneficiary(ies) designated by the Covered Employee (or deemed by law to be designated) under Questar Corporation’s Employee Investment Plan, or if no such designation exists, the Covered Employee’s estate.

“Disability” means a condition that renders a Covered Employee unable to engage in any substantial, gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

“Employer” means the Company and any affiliate that is the direct employer of a Covered Employee.

“Fiscal Year” means the fiscal year of the Company.

“Performance Goals” means the specific, measurable goals set by the Committee in writing for any given Performance Period. Performance Goals may include multiple goals and may be based on one or more operational or financial criteria. Such goals shall be set by the Committee by such date as is required under Section 162(m) of the Code. In setting the Performance Goals for the Performance Period, the Committee may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any business unit within it: (a) total shareholder return; (b) return on assets, return on equity or return on capital employed; (c) measures of profitability such as earnings per share, corporate or business unit net income, net income before extraordinary or one-time items, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization; (d) cash flow from operations; (e) gross or net revenues or gross or net margins; (f) levels of operating expense or other expense items reported on the income statement; (g) measures of customer satisfaction and customer service; (h) safety; (i) annual or multi-year average reserve growth, production growth or production replacement; (j) efficiency or productivity measures such as annual or multi-year average finding costs, absolute or per unit operating and maintenance costs, lease operating expenses, inside-lease operating expenses, operating and maintenance expense per decatherm or customer or fuel gas reimbursement percentage; (k) satisfactory completion of a major project or organizational initiative with specific criteria set in advance by the Committee defining “satisfactory”; (l) debt ratios or other measures of credit quality or liquidity; and (m) strategic asset sales or acquisitions in compliance with specific criteria set in advance by the Committee.

“Performance Period” shall mean one or more periods of time, which may be of varying and overlapping durations, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Covered Employee’s right to, and the payment of, a cash award granted under the terms of the Plan.

“Target Bonus” means the dollar amount specified for each Covered Employee within the first 90 days of each Performance Period, but in no event after 25 percent of the Performance Period has lapsed.

“Termination of Employment” means the date on which a Covered Employee shall cease to serve as an employee for any reason.

Section 3. Administration.

The Plan shall be administered by the Committee in conjunction with its administration of the Annual Management Incentive Plan. The Committee shall have sole and complete authority to adopt, alter, and repeal such administrative rules, guidelines and practices for the operation of the Plan and to interpret the terms and provisions of the Plan. The Committee also shall have sole and complete authority to determine the extent to which Performance Goals have been achieved. The Committee’s decisions shall be final and binding upon all parties, including the Company, stockholders, Covered Employees and Designated Beneficiaries.

Section 4. Eligibility.

Within 90 days of the beginning of a Performance Period, but in no event after 25 percent of the Performance Period has lapsed, the Committee shall designate in writing those highest paid officers and key employees of the Company and its affiliates who shall be Covered Employees under the Plan for such Performance Period. Only such Covered Employees are eligible to receive payments under this Plan.

Section 5. Determination of Awards.

Within 90 days after the beginning of a Performance Period, but in no event after 25 percent of the Performance Period has lapsed, the Committee shall establish in writing (i) the Performance Goals and the underlying performance criteria applicable to the Performance Period, and (ii) a Target Bonus for each Covered Employee and a maximum payout for cash awards granted under the terms of this Plan for such Performance Period for attainment of the specified Performance Goals by Covered Employees. Performance Goals must be objective and must satisfy the third-party objectivity standards under Section 162(m) of the Code and regulations adopted pursuant to it. Notwithstanding the foregoing, at the time such Performance Goals are established, the Committee may determine that the Performance Goals shall be adjusted to account for any unusual items or specified events or occurrences during the Performance Period. In addition, unless otherwise provided by the Committee at the time the Performance Goals are established, the Performance Goals shall be adjusted to exclude the effect of any of the following events that occur during the Performance Period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) material changes to invested capital from pension and post-retirement benefits-related items and similar non-operational items, and (vi) any extraordinary, unusual, non-recurring or non-comparable items (A) as described in Accounting Principles Board Opinion No. 30, (B) as described in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year, or (C) as publicly announced by the Company in a press release or conference call relating to the Company’s results of operations or financial condition for a completed quarterly or annual fiscal period.

As soon as reasonably practicable after the close of the Performance Period, the Committee shall determine cash awards to be paid under the terms of this Plan. Any payments made under this Plan shall be contingent upon achieving the Performance Goals set in advance for the Performance Period in question. The Committee shall certify in writing prior to approval of any awards that such Performance Goals have been satisfied. (Approved minutes may be used for this purpose.)

The maximum cash payment that may be made in any Fiscal Year to any Covered Employee under this Plan is $4 million

The cash payments under this Plan, in aggregate, do not have to equal 100 percent of the maximum payout, but cannot exceed such amount. The Committee, in its sole discretion, may reduce the cash award otherwise payable to any Covered Employee if it believes that such reduction is in the best interest of the Company and its shareholders, but any reduction cannot result in any increase to one or more other Covered Employees. The Committee has no discretion to increase the cash award otherwise payable to any Covered Employee.

All payments shall be made in cash and in a single lump sum no later than the 15th day of the 3rd month following the end of the calendar year that includes the last day of the relevant Performance Period. To be eligible to receive an award, the Covered Employee must be actively employed by the Company or an affiliate as of the date of distribution except as provided below in Section 6.

Section 6. Termination of Employment.

In the event a Covered Employee ceases to be an employee prior to the payment of an award for any Performance Period for any reason other than death, Disability, Retirement, or a Change in Control, he shall not be entitled to any payment for such Performance Period pursuant to the terms of the Plan. If a Covered Employee terminates employment prior to payment of an award for any Performance Period as a result of death, Disability, or retirement, his award for the Performance Period (if any), as calculated pursuant to Section 5, shall be prorated based on the length of his service during the Performance Period when compared to the entire period. For the purpose of this Plan, “Retirement” shall mean any voluntary Termination of Employment on or after age 55 with 10 years of service. All prorated awards shall be paid to the Covered Employee (or his Designated Beneficiary, in the event of his death) at the time specified in Section 5.

In the event a Covered Employee ceases to be an employee as a result of a Change in Control that occurs prior to the payment of an award for any Performance Period, he shall be entitled to receive a payment equal to his Target Bonus for such Performance Period. Such payment shall be made to him within 30 days after his Termination of Employment. Notwithstanding the foregoing, in no event shall a Covered Employee who is a participant in the Company’s Executive Severance Compensation Plan as of the date on which a Change in Control occurs be entitled to such payment.

A “Change in Control” of the Company shall be deemed to have occurred if (i) any individual, entity, or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company, is or becomes the beneficial owner (as such term is used in Rule 13d-3 under the Exchange Act) of securities of the Company representing 25 percent or more of the combined voting power of the Company; or (ii) the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, as of January 1, 2010, constitute the Company’s Board and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board or nomination for election by the Company’s stockholders was approved or recommended by a vote of at least two-thirds of the directors then still in office who either were directors on January 1, 2010, or whose appointment, election or nomination for election was previously so approved or recommended; or (iii) there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company with any other corporation, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60 percent of the combined voting power of the securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation, or a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing 25 percent or more of the combined voting power of the Company’s then outstanding securities; or (iv) the Company’s stockholders approve a plan of complete liquidation or dissolution of the Company or there is consummated the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 60 percent of the combined voting power of the voting securities of which are owned by the stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.

Section 7. Other Provisions.

(a) Taxes and Withholding. All cash payments made under the Plan are subject to withholding for federal, state, and other applicable taxes. The Company shall deduct any taxes required by law to be withheld from all amounts paid to a Covered Employee under this Plan.

(b) Source of Funds. All cash payments made under the Plan will be paid from the Company’s general assets and nothing contained in the Plan will require the Company to set aside or hold in trust any funds for the benefit of any Covered Employee or his Designated Beneficiary.

(c) Coordination with Deferred Compensation Plan. Covered Employees are entitled to defer the receipt of their cash bonuses under the terms of the Company’s Deferred Compensation Wrap Plan (the successor to the Company’s Deferred Compensation Plan, which was originally effective November 1, 1993). Any cash bonuses payable under this Plan that are deferred pursuant to the Deferred Compensation Wrap Plan shall be accounted for and distributed according to the terms of such plan and the elections made by Covered Employees thereunder.

(d) No Assignment. No right or interest of any Covered Employee under this Plan shall be assignable or transferable in whole or in part, either directly or by operation of law or otherwise, including, but not by way of limitation, execution, levy, garnishment, attachment, pledge, bankruptcy, or in any other manner, and no right or interest of any Covered Employee under the Plan shall be liable for, or subject to, any obligation or liability of such Covered Employee. Any assignment, pledge, encumbrance, charge, transfer, or other act in violation of this provision shall be void.

(e) Amendment of Plan. The Company’s Board, at any time, may amend, modify, suspend, or terminate the Plan, but such action shall not affect the awards earned and the payment of such awards during any given Performance Period. No amendment to change the maximum award payable to a Covered Employee, the definition of Covered Employee, or the definition of Performance Goals shall be effective without shareholder approval. The Company’s Board cannot amend, modify, suspend, or terminate the Plan in any year in which a Change in Control has occurred without the written consent of the affected Covered Employees.

(f) Successor. The Company shall require any successor or assignee, whether direct, indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business and/or assets of the Company to assume the obligations under this Plan in the same manner and to the same extent that the Company would be required to perform if no such successor assignment had taken place.

(g) Choice of Law This Plan will be governed by and construed in accordance with applicable federal law and, to the extent not preempted by federal law, in accordance with the laws of the state of Utah.

(h) Effective Date of the Plan. The Plan shall was originally effective with respect to the Fiscal Year beginning January 1, 2005. This amendment and restatement of the Plan is effective as of January 1, 2010. The Plan shall remain in effect until it is suspended or terminated as provided in Section 7(e).

(i) 409A Compliance. All bonuses payable hereunder are intended to be “short-term deferrals” exempt from the requirements imposed by Section 409A of the Code, and this Plan shall be interpreted accordingly.

Dated this          day of             , 2010.

QUESTAR CORPORATION

By:
Keith O. Rattie
Chairman, President & CEO

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	CONTROL # g	000000000000
NAME
THE COMPANY NAME INC. - COMMON	SHARES	123,456,789,012.12345
THE COMPANY NAME INC. - CLASS A		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS B		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS C		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS D		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS E		123,456,789,012.12345
THE COMPANY NAME INC. - CLASS F		123,456,789,012.12345
THE COMPANY NAME INC. - 401 K		123,456,789,012.12345

	PAGE 1	OF 2

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends that you vote FOR the following:			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
			☐	☐	☐
1.	Election of Directors
Nominees
01	Teresa Beck	02 R.D. Cash		03 James A. Harmon		04 Robert E. McKee	05 Gary G. Michael
06	Charles B. Stanley
The Board of Directors recommends you vote FOR the following proposal(s):			For	Against	Abstain
2	Proposals to ratify the selection of Ernst & Young LLP as the Company’s independent auditor.		☐	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
3	Proposal to amend Questar Corporation’s Articles of Incorporation to provide for majority voting in uncontested director elections.		☐	☐	☐

4	Proposal to approve the Amended and Restated Long-term Stock Incentive Plan.		☐	☐	☐

5	Proposal to approve performance metrics and amendments to the Annual Management Incentive Plan II.		☐	☐	☐
The Board of Directors recommends you vote AGAINST the following proposal(s):			For	Against	Abstain	Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1
6	A shareholder proposal to hold an advisory vote on executive compensation.		☐	☐	☐

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SHARES
		JOB #			CUSIP # SEQUENCE #
Signature [PLEASE SIGN WITHIN BOX]	Date		Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

QUESTAR CORPORATION Annual Meeting of Shareholders May 18, 2010 8:00 AM This proxy is solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Keith O. Rattie and Harris H. Simmons, or either of them as proxies, each with the power to appoint his substitute and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy and at their discretion on any matter that may properly come before the meeting, all of the shares of common stock of Questar Corporation that the shareholder(s) is/are entitled to vote at the Annual Meeting of the Shareholders and any adjournment(s) or postponement(s) thereof to be held at 8:00 a.m. Mountain Time on Tuesday, May 19, 2009 at 1140 West 200 South, Salt Lake City, UT 84145. The shareholder hereby revokes any proxies previously submitted.

IF NO OTHER INDICATION IS MADE ON THIS FORM, THE PROXIES WILL VOTE (AND ANY VOTING INSTRUCTIONS TO RECORD HOLDERS WILL BE GIVEN) FOR PROPOSALS 1, 2, 3, 4 and 5 AND AGAINST PROPOSAL 6 AND, IN THEIR DISCRETION, UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side